Exhibit 10.1

SALE OF ASSETS AGREEMENT

between

Planar Systems Oy,

Planar Systems, Inc.

and

Beneq Products Oy

30 November 2012

1	PARTIES

1.1	The Subsidiary

Planar Systems Oy, a corporation organized and existing under the laws of Finland, having its registered office in Olarinluoma 9, 02200 Espoo.

1.2	The Parent Company

Planar Systems, Inc., a corporation organized and existing under the laws of Oregon having its registered office in 1195 NW Compton Drive Beaverton, OR 97006 (USA).

1.3	The Purchaser

Beneq Products Oy, a limited liability company under incorporation, having its registered office in Olarinluoma 9, 02200 Espoo, Finland.

2	DEFINITIONS

“Accounts Receivable” means the accounts receivable of Sellers as of the Transfer Date relating to or arising out of the operation of the EL Business, except any accounts receivable from any Affiliate of Sellers, all as identified in the Closing Accounts and the Closing NAV.

“Adjustment” has the meaning as defined in Section 11.3.

“Affiliate” means with respect to a Party, any other individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Party.

“Agreement” means this Sale of Assets Agreement including the Appendices, as amended, modified or restated from time to time, as the case may be.

“Assumed Employee Liabilities” means any unpaid amounts payable by and any undischarged obligations and liabilities of the Sellers related to the Transferred Employees and transferring to the Purchaser by operation of law in accordance with Chapter 1, Section 10 of the Finnish Act on Employment Contracts (26.1.2001/55, as amended).

“Assumed Liabilities” means liabilities assumed by the Purchaser as defined in Section 4.2.

“Business Information” means all material books and records relating to (1) the conduct of the EL Business as conducted on the Transfer Date, (2) the Transfer Assets, and (3) the Assumed Liabilities, together with such other books and records as are necessary to enable the Purchaser to operate the EL Business from and after the Transfer Date (including, without limitation, the material on the Sellers’ website in relation to the EL Business).

“Calculation” has the meaning as defined in Section 11.3.

“Closing” means the consummation of the transactions contemplated by this Agreement as set out in Section 9.

“Closing Accounts” means the accounts listed in the balance sheet included herewith as Appendix 11b, calculated as of the Transfer Date in the same manner as was used to create the balance sheet in Appendix 11b including using the same accounting policies and practices under U.S generally accepted accounting principles consistently applied, pursuant to Section 11.

“Closing NAV” means the dollar amount / value of the balance sheet line items associated with assets acquired by the Purchaser under this Agreement (the Inventory (net of inventory reserve), the Accounts Receivable (net of allowance for doubtful accounts), Other Current Assets and Fixed Assets, net) minus the dollar amount / value of the balance sheet line items associated with liabilities assumed by the Purchaser under this Agreement (the Accounts Payable, Other Current Liabilities and Long Term Liabilities), in each case as at the Transfer Date pursuant to the Closing Accounts.

“Commercial Contract” means a contract relating to or necessary in the operation of the EL Business as of the Transfer Date, including the Customer Contracts, Orders, the Espoo Lease and the other sale, purchase, supply, license, lease, service and other contracts as listed in Part I of Appendix 2.

“Customer Contracts” means the current written agreements in force with a customer of the EL Business on the Transfer Date, as listed in Part II of Appendix 2.

“Disputed Amount” has the meaning defined in Section 11.3.

“EL Business” means the Sellers’ electroluminescent (or “EL”) display business as such business is conducted on the Transfer Date, including, but not limited to (1) the design, development, manufacture, marketing, distribution and sale of EL panels and displays, (2) the Atomic Layer Deposition (or “ALD”) technology and know-how utilized by Sellers in the manufacture of EL panels and displays, and (3) it being clear that the Lotus Subcontract or any of the obligations or liabilities thereunder will not be assumed by the Purchaser, the business activities associated with the Subcontract Agreement dated October 1, 2010 (the “Lotus Subcontract”) between the Parent Company and Lotus Applied Technology, LLC, an Oregon Limited Liability Company (“Lotus”). For the avoidance of doubt, the Parties acknowledge and agree that, as set out in Appendix 14b, no activities relating to the NVIS operations are transferred to the Purchaser,

“Employees” shall mean the employees belonging to the EL Business as listed in Appendix 5.

“Employee Settlement Amount” has the meaning as defined in Section 12.2.

“Employee Agreements” has a meaning as defined in Section 4.1(a).

“Employee Inventions” has a meaning as defined in Section 4.1(a).

“Encumbrance” means any security interest, mortgage, pledge, lien, charge, option, easement, license, adverse right or restriction of any kind including, without limitation, any restriction on the use, transfer, receipt of income or other exercise of the attributes of ownership.

“Espoo Facility” means the Subsidiary’s business facility located at Olarinluoma 9, 02200 Espoo, Finland which is leased by the Subsidiary under a Lease Agreement dated 1 June 1998, as amended from time to time (hereinafter, the “Espoo Lease”).

“Equipment” means all equipment, machinery, furniture, computer hardware and other tangible personal property of Sellers as of the Transfer Date, together with leases and rental agreements with respect to such items, which is used in or is necessary to operate the EL Business including, without limitation, those items listed in Appendix 1.

“Excluded Assets” means the assets retained by Sellers as defined in Section 4.1(b).

“Independent Auditor” means PricewaterhouseCoopers or E&Y or, if such firm is unable or unwilling to act, such other Internationally recognised independent accounting firm as shall be agreed upon by the Parent Company and the Purchaser or, if they are unable to agree, as shall be appointed by the Chairman of the Finnish Bar Association upon request of any Party.

“Intellectual Property” shall mean all Patents, utility models, Employee Inventions, trade names, know-how, registered and unregistered designs, drawings, chip topography rights, product description, copyrights (including the right to transfer the copyright and the right to alter the work protected by copyright) and other information and documentation (whether or not covered or protectable by patent, trademark, copyright, trade secret rights or other intellectual property rights) or other intellectual property rights, excluding the name Planar, used in or necessary in the operation of the EL Business on the Transfer Date including all registrations, applications and licences thereof.

“Inventory” means all Sellers inventory, wherever located, relating to, used in or necessary in the operation of the EL Business as of the Transfer Date including raw materials, work-in-progress, finished goods, spare parts and production supplies.

“IT Licenses” has the meaning as defined in Section 4.1(a).

“Knowledge of Sellers” means the knowledge, after reasonable inquiry, of the following employees of Sellers: Paivi Ylikoski, Martti Sonninen, Kaisu Segler, Pirjo Halttunen, Chris Lehtonen, Jukka Lammi, Jan Mikael Mattila, Karri Kuusikko, Ryan Gray, Rob Baumgartner, Steve Going and Rob Stewart.

“Law” means any applicable law, order, decree, ordinance, statute, regulation or directive (having direct effect) in force from time to time.

“Liabilities” means any liabilities, obligations (whether financial or non-financial), debts, claims, guarantees, costs, expenses and other responsibilities, whether existing or contingent.

“Loan Agreement I” means the Loan Agreement I dated as of the Transfer Date to be entered into among the Parent Company, the Subsidiary and the Purchaser, in substantially the form of Exhibit A hereto.

“Loan Agreement II” means the Loan Agreement II dated as of the Transfer Date to be entered into among the Parent Company, the Subsidiary and the Purchaser, in substantially the form of Exhibit B hereto.

“Order” has the meaning as defined in Section 13.2.

“Mutual Co-operation and Services Agreement” means Mutual Co-operation and Services Agreement dated as of the Transfer Date to be entered into among the Sellers and the Purchaser, in substantially the form of Exhibit C hereto.

“Parent Company” means Planar Systems, Inc.

“Parties” means the Subsidiary, the Purchaser and the Parent Company altogether where a “Party” means one of them.

“Patents” means all patents, including registrations and patent applications, owned by Sellers that are used in or are necessary in the operation of the EL Business as conducted on the Transfer Date which are listed in Appendix 4 hereto.

“Permit” means any certificate, permit, registration, qualification, authorization, approval, order, consent, license or other right or privilege issued by any governmental body necessary to operate the EL Business as conducted by Sellers on the Transfer Date.

“Purchaser” means Beneq Products Oy.

“Reference Accounts” means the accounts as of May 2012 which is attached as Appendix 11b.

“Reference NAV” means USD $7,677,000.

“Related Agreements” means the Loan Agreement I, the Loan Agreement II, the Mutual Co-operation and Services Agreement and the other instruments and agreements to be delivered under this Agreement.

“Sellers” means Planar System Oy and Planar System Inc. together (or separately, as may be required by the context).

“Shared Contract” has the meaning as defined in Section 13.7.

“Subsidiary” means Planar Systems Oy.

“Transaction” means the sale and purchase of the EL Business on the Transfer Date including the transfer by Sellers of the Transfer Assets and the assumption by Purchaser of the Assumed Liabilities.

“Transfer Assets” has the meaning as defined in Section 4.1(a).

“Transfer Date” has the meaning as defined in Section 9.

“Transferred Employees” has the meaning as defined in Section 12.1.

3	BACKGROUND

The Sellers carry on and are the owners of the EL Business.

The Sellers desire to sell the EL Business, including the Transfer Assets, to the Purchaser and the Purchaser, desires to purchase the EL Business, including the Transfer Assets and to assume the Assumed Liabilities, in each case upon the terms of this Agreement with a view to carry on the EL Business in succession to the Sellers.

4	AGREEMENT FOR SALE / SCOPE OF THE TRANSFER

4.1	Assets

(a)	Subject to the terms and conditions of this Agreement, as of the Transfer Date the Sellers hereby sell, transfer, convey, assign and deliver, free and clear of all Encumbrances, and the Purchaser shall purchase, acquire and assume, all of the Sellers’ right, title and interest in and to all of the following assets relating to or necessary to the operation of the EL Business, excluding the Excluded Assets (collectively, the “Transfer Assets”):

•	the Equipment, including, without limitation, those items listed in Appendix 1;

•	the Inventory, including, without limitation, those items listed in Appendix 1a;

•	the Accounts Receivable;

•	any Claims of Sellers against third parties relating directly to, or arising solely out of the operation of, the EL Business including the Transfer Assets or the Assumed Liabilities;

•	the Business Information;

•	the Commercial Contracts;

•

the information technology software licenses existing as of the Transfer Date and used in or necessary for the operation of the EL Business which are listed in Appendix 3 (however, excluding those licenses listed in Part II of Appendix 8) (the “IT Licenses”);

•	the Intellectual Property, including without limitation the Patents and other items listed in Appendix 4;

•

the employee inventions including but not limited to undisclosed inventions, in each case relating to or arising out of the operation of the EL Business, but excluding any inventions that became the property of another party under the Lotus Subcontract or the prior Collaboration Agreement with Intel (the “Employee Inventions”), including, without limitation, those items listed in Appendix 6;

•	the agreements with Transferred Employees listed in Appendix 7 (the “Employee Agreements”); and

•	Permits (except for the Permits that are non-assignable or transferrable by Sellers to the Purchaser, as listed in Appendix 14b).

(b)	Sellers and the Purchaser agree and acknowledge that Sellers are not, by virtue of this Agreement or otherwise, selling, transferring, conveying, assigning or delivering to the Purchaser and the Purchaser is not acquiring or assuming any of the following assets or rights whether or not such assets or rights relate to or may be necessary to the operation of the EL Business (collectively, the “Excluded Assets”):

•	any cash or cash equivalents of Sellers ;

•	any of Sellers’ rights to refunds or offsets of taxes in relation to the EL Business or the Transferred Assets that have accrued or otherwise relate to the periods on or prior to the Transfer Date;

•	Sellers’ rights under this Agreement, the Related Agreements or otherwise arising out of or relating to the Transaction;

•

any insurance policies of Sellers and any proceeds paid or payable under any such insurance policies (it being agreed and acknowledged that Sellers are not, under the terms of this Agreement, assigning or transferring any rights relating to any insurance policy or coverage, whether or not related to the EL Business);

•	any Permits not assignable or transferrable by Sellers to the Purchaser, as listed in Appendix 14b;

•

without prejudice to Section 18.1 and without limiting rights to the material on the web sites in relation to the EL Business, any of Sellers’ domain names, web sites or any associated or related rights;

•	those licenses listed in Part II of Appendix 8 (excluded IT licenses).

•	without prejudice to Section 12, any assets of Sellers under any insurance policy or benefit plan or program maintained for the benefit of employees of Sellers including the Employees; and

•	any other assets of Sellers described in Appendix 8.

4.2	Liabilities

Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees, effective as of the Transfer Date, to assume, pay, perform and discharge, to the extent required to be paid, performed and discharged after the Transfer Date, the following specified obligations and liabilities of Sellers relating to the operation of the EL Business from and after the Transfer Date (the “Assumed Liabilities”):

•	Liabilities related to the Commercial Contracts pursuant to Section 13.1;

•	Liabilities related to the IT Licenses pursuant to Section 13.5;

•	the trade accounts payable of Sellers relating to the EL Business as exhaustively set out in Appendix 9;

•	Assumed Employee Liabilities ;

•	Liabilities of Sellers for product warranty existing at the Transfer Date up to the maximum U.S. Dollar amount, all as set forth in Appendix 10.

No other Liabilities than the Assumed Liabilities specified above in this Section 4.2 shall be assumed by the Purchaser in connection with the Transaction contemplated hereunder. All other Liabilities of the Sellers (whether or not relating to the EL Business or the Transfer Assets, hereinafter “Excluded Liabilities”) shall remain the Liabilities of the Sellers. Without limiting the generality of the foregoing, the Excluded Liabilities shall, for the sake of clarity, comprise inter alia (in each event whether or not related to the EL Business or the Transfer Assets):

(i)	any Liabilities required to be paid, performed and discharged on or prior to the Transfer Date, or which (unless expressly otherwise agreed above in this Section 4.2) accrue or otherwise relate to events or circumstances occurring on or prior to the Transfer Date;

(ii)	without prejudice to Section 11.7 any taxes and other duties relating to the EL Business or Transfer Assets that is attributable or otherwise relate to periods on or prior to the Transfer Date;

(iii)	any interest-bearing debt of the Sellers;

(iv)	any Liability relating to the Excluded Assets; and

(v)	any liability based on the product warranty concerning any products manufactured or services rendered prior to or on the Transfer Date other than the liabilities specified in Appendix 10. The Sellers shall be responsible for all such liabilities remaining with the Sellers. However, if the Purchaser performs any product warranty repair or replacement on behalf of the Sellers (other than those described in Appendix 10), the Sellers shall indemnify the Purchaser for any costs and expenses incurred by the Purchaser in relation to performance of such product warranty. Upon the Purchaser’s request, within 10 days from receiving information on the relevant product warranty claim, the Sellers shall notify the Purchaser if they wish the Purchaser to perform the product warranty at the expense of the Sellers. To the extent the Purchaser has performed product warranty liabilities on behalf of the Sellers the Purchaser shall have the right to invoice the liabilities exceeding those described in Appendix 10 from either of the Sellers at the end of each calendar month with the payment term of 30 days.

5	WRONG POCKET PROVISIONS

5.1	Allocation of expenses

The Sellers shall be liable and compensate the Purchaser on a dollar-for-dollar basis for all Excluded Liabilities paid or discharged by the Purchaser after the Transfer Date. The Purchaser shall notify the Sellers of claims presented by third parties against the Purchaser relating to Excluded Liabilities. If Sellers request in writing that Purchaser pay or discharge any Excluded Liabilities on behalf of the Sellers, and the Purchaser in its discretion agrees to pay or discharge such Excluded Liability, the Purchaser shall have the right to invoice any such amounts from either of the Sellers at the end of any calendar month with the payment term of thirty (30) days.

5.2	Allocation of receivables

Subsequent to Closing the Sellers on the one hand and the Purchaser on the other hand shall, subject to any contrary express provision of this Agreement:

(i)	account to each other, as soon as is reasonably practicable, for any monies, assets or services received by or on behalf of it on or after Closing which relate to the relevant business of the other Party (the EL Business being the Purchaser’s business after Closing). Without limiting the generality of the foregoing, the Sellers shall pay to the Purchaser any amounts that the Sellers receive under the Commercial Contracts or otherwise relating to the EL Business or the Transfer Assets after the Transfer Date; and

(ii)	upon it receiving any notices, correspondence, information or enquiries in relation to any such business of the other Party, pass the same, as soon as is reasonably practicable, to the other Party.

5.3	Further assets

In the event that, after the date of this Agreement, any Party identifies (i) any Transfer Assets that have not been effectively transferred to the Purchaser, or (ii) additional assets that were used in or necessary in the operation of the EL Business as conducted by Sellers on the Transfer Date that have not been included among the Transfer Assets, the Sellers shall, upon the Purchaser’s request, take any action necessary to effectively transfer such assets to the Purchaser without any additional payment.

6	DELIVERIES AT SIGNING

At signing of this Agreement

a)	the Parties shall sign and deliver the Related Agreements; and

b)	undertake any necessary other actions or present further documents as may be required for the completion of this Agreement.

7	TRANSFER OF TITLE

On the Transfer Date title to and possession of the Transfer Assets shall transfer from Sellers to the Purchaser.

8	ACTIONS PRIOR TO CLOSING

8.1	Board approvals

The obligation of each Party to consummate the actions set out in Section 9 is subject to the Boards of Directors of each of the Subsidiary, the Parent Company and the Purchaser having approved this Agreement and the transactions contemplated hereby on or prior to the Transfer Date.

8.2	Third Party Consent:

The obligation of the Purchaser to consummate the actions set out in Section 9 is subject to, on or prior to the Transfer Date, the Sellers having delivered consents and approvals as set forth on Appendix 11.

8.3	Agreement with CEI

The obligation of the Purchaser to consummate the actions set out in Section 9 is subject to, on or prior to the Transfer Date, the Purchaser and CEI having entered into a mutually satisfactory agreement regarding assembly services to be provided by CEI after the Transfer Date.

8.4	Certain Key Persons

The obligation of the Purchaser to consummate the actions set out in Section 9 is subject to, on or prior to the Transfer Date, the Purchaser and Mr. Jim Liu having entered into a mutually satisfactory agreement regarding the employment or services of such person as of or following the Transfer Date (and conditional upon Closing). For the avoidance of doubt, the Sellers shall release (or cause that their relevant Affiliates release) Jim Liu from his employment to enable him to commence employment or service relationship with the Purchaser upon Closing and shall pay out (or cause that the relevant Sellers’ Affiliate pay out) to Jim Liu all amounts and be otherwise responsible and liable for all obligations and liabilities related to the employment relationships between the Seller or any Seller Affiliate and Jim Liu (including, without limitation, all accrued, unused paid time off and holiday remuneration).

9	CLOSING

The Closing takes place on the Transfer Date. The Transfer Date is 30 November 2012 at 24.00 (EET).

At Closing:

(a)	the Sellers shall present a release letter from the Bank of America pursuant to which the Bank of America has released any Encumbrances it may hold with respect to the Transfer Assets (and the Sellers remain responsible for such release being complete);

(b)	the Sellers shall transfer to the Purchaser and the Purchaser shall assume from the Sellers the Transfer Assets and the Assumed Liabilities;

(c)	the Purchaser shall pay the Estimated Purchase Price pursuant to Section 11.2;

(d)	the Sellers shall pay to the Purchaser the Employee Settlement Amount pursuant to Section 12;

(e)	the Sellers will transfer the corporate books and other documents to the Purchaser pursuant to Section 10.

All actions set out above in this Section (or otherwise in relation to Closing) will be recorded in a closing memorandum and they are deemed to have occurred simultaneously as a part of a single transaction and in the proper sequence and no delivery is deemed to have been made and no Closing is deemed to have occurred until each such action has been completed.

10	CORPORATE BOOKS

The corporate books and the bookkeeping and other corporate documents relating to the EL Business in the possession of Sellers will, to the extent not prohibited by applicable Laws, be transferred by the Sellers to the Purchaser at Closing. Further, after Closing the Sellers shall ensure that the Purchaser will be granted access to such books and records, archives and employees of the Sellers which have not been transferred to the Purchaser, as may be reasonably required by the Purchaser in order to operate the EL Business or satisfy demands by any authorities.

11	PURCHASE PRICE

11.1	The Purchase Price

The base purchase price payable by the Purchaser for the sale by Sellers of the EL Business shall be USD 6,500,000 (the “Estimated Purchase Price”) plus or less, as the case may be, the Adjustment calculated pursuant to Section 11.3 (the “Purchase Price”).

Furthermore the Purchaser shall pay an earn-out based additional purchase price, if any, pursuant to Section 11.6 (“Additional Purchase Price”).

11.2	Payment of the Purchase Price

At Closing, the Purchaser shall pay and deliver USD 3.9 million ($3,900,000) of the Estimated Purchase Price by wire transfer of immediately available funds to Sellers as follows:

(a)	$819,000 shall be paid to the Parent Company at a bank account designated by the Parent Company in writing prior to the Transfer Date; and

(b)	$3,081,000 shall be paid to the Subsidiary at a bank account designated by the Parent Company in writing prior to the Transfer Date.

At Closing, the Purchaser shall pay and deliver USD 2.6 million ($2,600,000) of the Estimated Purchase Price in the form of two promissory notes on the terms set forth in Loan Agreement I and Loan Agreement II .

11.3	Adjustment

The Estimated Purchase Price is based on the Reference NAV as per the Reference Accounts.

The difference (on a dollar-for-dollar basis) exceeding USD 200,000 between (a) the Closing NAV and (b) the Reference NAV shall constitute the “Adjustment”.

If the Adjustment is positive, the Purchaser shall pay the Adjustment to the Sellers and if the Adjustment is negative, the Sellers shall pay the Adjustment to the Purchaser pursuant to Section 11.5 below.

The Closing Accounts, including a calculation of the Closing NAV (jointly, the “Calculation”), shall be prepared and delivered in writing to the Sellers as soon as practicable after Closing, however not later than thirty (30) days following the Transfer Date. If the Sellers disagree with the Calculation, the Sellers shall submit a written notice thereof to the Purchaser not later than thirty (30) days after the date of receipt of the Calculation by the Sellers, indicating the adjustments demanded by the Sellers to the Calculation and the reasons therefor as well as the amount that the Sellers believe to be the correct Adjustment (the disputed amounts being the “Disputed Amount”). If the Purchaser does not receive such notice of dispute within such thirty (30) day period, or if the Purchaser receives the written acceptance of the Calculation by the Sellers before the expiry of such thirty (30) day period, the Calculation shall be deemed final and binding on the Parties.

For the purpose of reviewing the Calculation, the Sellers’ representatives shall have reasonable access to the personnel, book-keeping material and records relating to the EL Business.

11.4	Disputed Amount

The Disputed Amount shall be settled as follows: The Parties shall in good faith endeavour to resolve the Disputed Amount within ninety (90) days from the Transfer Date. If such resolution cannot be reached within such ninety (90) day period, the Disputed Amount shall be resolved by the Independent Auditor upon the written request of either Party. The Parties shall jointly instruct the Independent Auditor that he/she shall (a) act as an expert and not as an arbitrator; (b) determine the Disputed Amount on the basis of the matters described in the Calculation and the Sellers’ notice of dispute and other materials that the Parties may submit; (c) render his/her written decision, together with the reasons therefor, in English within thirty (30) days from the submission of the dispute. Each Party shall be entitled but also obliged to provide the Independent Auditor with documentation and assistance deemed necessary either by the other Party or the Independent Auditor for resolving the Disputed Amount. A copy of any written communication between one Party and the Independent Auditor shall simultaneously be provided to the other Party.

Either Party may dispute the resolution of the Independent Auditor by initiating arbitral proceedings in accordance with Section 21 within fourteen (14) days from the date of receipt of the resolution of the Independent Auditor. If no arbitral proceedings have been initiated within such fourteen (14) day period, or if the Parties have accepted the resolution of the Independent Auditor in writing before the expiry of such fourteen (14) day period, the resolution of the Independent Auditor shall be deemed final and binding upon the Parties. The Independent Auditor or the arbitral tribunal, as the case may be, shall further decide on the allocation of their fees between the Parties.

11.5	Payment of the Adjustment

The Adjustment (or any undisputed part thereof, as the case may be) shall be paid by the relevant Party to the other Party, in immediately available funds on the bank account designated by the receiving Party to the other Party in writing, within three (3) business days from the date when the Adjustment has been determined through the Parties’ joint resolution, the Independent Auditor’s final and binding resolution or by the arbitral tribunal, as the case may be.

11.6	Additional Purchase Price

After the end of each of the three calendar years after Closing (on each of December 31, 2013, 2014 and 2015), the Purchaser shall pay Additional Purchase Price, if any, equal to the higher of:

(a) 10% of all revenue for the calendar year derived from New Design Wins (as defined in Appendix 11c), payable however only in the event that the revenues of the EL Business as operated by Beneq (calculated in accordance with Appendix 11c) for the calendar year exceeds USD 20 million ($20,000,000); or

(b) 10 % of the amount by which the revenues of the EL Business as operated by Beneq (calculated in accordance with Appendix 11c) for the calendar year exceeds USD 20 million ($20,000,000),

in each event calculated in accordance with principles set out in Appendix 11c.

The aggregate amount of the Additional Purchase Price payable by the Purchaser may not in any event exceed USD 3.5 million ($3,500,000).

The Purchaser shall prepare the calculation of the Additional Purchase Price annually by the end of February in accordance with principles set out in Appendix 11c and provide the calculation for the Sellers’ review. Additional Purchase Price determined pursuant to above, if any, shall be paid by the Purchaser within five (5) business days from (a) the date when the Earn-Out Schedule and the Additional Purchase Price (if any) have been agreed between the Parties or decided by the Arbitrating Accountant (in accordance with Appendix 11c).

11.7	VAT and TAXES

The Transaction constitutes a transfer of business for the purposes under Article 19a of the Finnish Act on value added tax. The Purchaser hereby confirms in accordance with Article 209f of the said act that it will continue to use the Transfer Assets in its business activities following the Transfer Date. However, should any VAT be required to be paid in Finland as a result of the consummation of the transactions contemplated by this Agreement, the Purchaser shall pay such VAT.

If the Purchaser receives claims or is held liable by the tax authorities for any tax or duty in relation to the EL Business or the Transferred Assets that has accrued or otherwise relates to the time period prior to and including the Transfer Date, the Sellers shall indemnify and hold harmless the Purchaser for any such liability and for any related amounts, such as interest or penalties, charged by the relevant tax authority.

If the Sellers receive claims or Sellers are held liable by any relevant tax authority for any tax or duty in relation to the EL Business (as conducted by the Purchaser after the Transfer Date) or the Transferred Assets that has accrued or otherwise relates to the time period following the Transfer Date, the Purchaser shall indemnify and hold harmless the Sellers for any such liability and for any related amounts, such as interest or penalties, charged by the relevant tax authority.

12	EMPLOYEES

12.1	Transferred Employees

The sale and purchase under this Agreement constitutes a transfer of undertaking under Chapter 1, Section 10 of the Finnish Employment Act (26.1.2001/55, as amended) and on the Transfer Date, all Employees, other than the Employees listed in Appendix 12 retained by Sellers (the “Retained Employees”), will transfer and become employees of Purchaser as from the Transfer Date in accordance with the Finnish Employment Act (collectively, the “Transferred Employees”).

For the avoidance of doubt, any Employee is only regarded a Retained Employee provided that he/she will have, by Closing, entered into a tripartite agreement with the Purchaser and the relevant Seller (or Seller’s Affiliate) according to which the employee shall not become or be deemed to become an employee of the Purchaser and shall not present any claims against the Purchaser relating to the transfer of undertaking, and if any Retained Employee does not enter into such agreement, he/she is considered as a Transferred Employee. The Sellers shall indemnify and hold harmless the Purchaser in respect of any costs, damages and expenses related to any claims from Retained Employees. In case any other employees of the Sellers or their Affiliates than the Transferred Employees or Retained Employees claim that they would have been entitled to transfer to the Purchaser pursuant to Section 12.1, the Sellers shall (i) use, and shall cause that their relevant Affiliates use, all reasonable measures to persuade such employees to conclude a tripartite agreement with the Purchaser and the relevant Seller (or Seller’s Affiliate) according to which the employee shall not transfer to the employment of the Purchaser and shall not present any claims against the Purchaser relating to the transfer of undertaking, and (ii) shall indemnify and hold harmless the Purchaser in respect of any costs, damages and expenses related to any claims from such other employees of the Sellers or their Affiliates.

12.2	Accrued Liabilities

All amounts in respect of accrued and unpaid salaries and bonuses earned by Employees or other similar payments owed to Employees by operation of law or mandatory regulations for the period up to and including the Transfer Date shall be the responsibility of Sellers. The Sellers shall calculate the estimated monetary amount of the Assumed Employee Liabilities accrued by (and including) the Transfer Date and such amount minus one-half of the amount accrued as of the Transfer Date with respect to holiday or personal time off for all Transferred Employees (the “Employee Settlement Amount”) shall be paid by the Sellers to Purchaser at Closing (and to the extent the actual monetary amount of the Assumed Employee Liabilities accrued by (and including) the Transfer Date differs from the amount paid at Closing, such amount shall be paid by the relevant Party to the other Party in connection with the payment of the Adjustment under Section 11.5 or thereafter, as the case may be).

For the avoidance of doubt, the Sellers shall be solely responsible and liable for any liabilities and obligations towards the Employees other than Assumed Employee Liabilities (for the avoidance of doubt, the Assumed Employee Liabilities including the one-half of the amount accrued as of the Transfer Date with respect to holiday or personal time off for all Transferred Employees not included as part of the Employee Settlement Amount), including without limitation, any bonuses or incentives which are not considered as part of the Employee’s employment and thus not as Assumed Employee Liabilities. The Sellers shall pay such amounts directly to employees.

12.3	Employee Communication

Each Party shall take all actions as may be required under any Law, collective agreement or other agreement to properly inform and consult or, as may be necessary or desirable as a result of such informing or consultation, to properly obtain all authorisations, consents or approvals from, the Employees or the relevant Employee representatives in order for the Sellers to transfer the Transferred Employees to the Purchaser. Each Party shall comply with an employee communications plan (including a timeline for implementation), substantially in the form attached as Appendix 12a, in order to ensure a smooth transition of the Transferred Employees to the Purchaser and minimal disruption to the EL Business.

Each Party shall be responsible for and shall indemnify and hold harmless the other Party against any liability arising from a failure by it to comply with requirements of or obligations under any law regarding the transfer of undertaking (including, but not limited to, any information duties).

12.4	Employees of the Shanghai office

The Parties’ intention is that the four (4) employees currently working for the EL Business in the Sellers’ office in Shanghai through a labour service provider Shanghai Foreign Service Co., Ltd will, as of the Closing under this Agreement, work for the Purchaser (or its affiliates or their relevant rep office in Shanghai). As the agreements regarding such change have not yet been finalised, the Parties hereby agree that the Purchaser (or its affiliates) will accept that the years of service relevant in the determination of a potential severance payment of such employees shall take into account the years of service while such employees still worked for the Sellers, as disclosed by the Sellers prior to the date hereof (without the Sellers having to compensate anything to the Purchaser for such responsibility), but otherwise the Sellers shall be responsible and liable for any salaries, holiday entitlements, social charges and any other payments, responsibilities and liabilities in relation to such employees that accrue or relate to events or circumstances occurring prior to and including the Transfer Date. The Parties shall sign the relevant contracts and take other actions to give effect to the above principle.

13	ASSIGNMENT OF RIGHTS AND AGREEMENTS

13.1	Commercial Contracts

The Commercial Contracts are as of the Transfer Date transferred to the Purchaser.

The Sellers shall perform and be responsible for all obligations and liabilities under or related to the Commercial Contracts to the extent such obligations are required under the Commercial Contracts to be performed or discharged or such liabilities accrue or relate to events or circumstances occurring prior to and including the Transfer Date. The Sellers shall indemnify and hold harmless the Purchaser against any costs or expenses (including without limitation reasonable legal fees) arising out of or relating to a non-performance or a breach of any Commercial Contract prior to and including the Transfer Date by the Seller.

The Purchaser shall perform and be responsible for all obligations and liabilities under or related to the Commercial Contracts to the extent such obligations are required under the Commercial Contracts to be performed or discharged or such liabilities accrue or relate to events or circumstances occurring following the Transfer Date (however, excluding any obligations and liabilities due to the fact that a consent or waiver required from a third party has not been obtained by the Transfer Date). The Purchaser shall indemnify and hold harmless the Sellers against any costs or expenses (including without limitation reasonable legal fees) arising out of or relating to a non-performance or breach of any Commercial Contract by the Purchaser following the Transfer Date (however, excluding any non-performance or breach due to the fact that a consent or waiver required from a third party has not been obtained by the Transfer Date).

Sellers shall not take any action for the purpose of discouraging any customer of the EL Business from continuing to do business with the Purchaser.

The Parties have prior to Closing received the consents relating to the transfer of the Commercial Contracts listed in Appendix 11. Without prejudice to Section 8.2, in case further consents or waivers of third parties are required for the assignment and transfer of the Commercial Contracts, the Sellers shall obtain (or to procure the obtaining of) such consents or waivers as soon as possible after Closing, and the Purchaser shall take all reasonable efforts to assist the Sellers. In case a third party that must consent to the assignment of a particular contract to Purchaser refuses to do so, the Parties will cooperate and agree in good faith on an arrangement under which the contract is performed by Purchaser on a subcontract basis or on some other arrangement that places the Parties in the same position as would an assignment, provided that such arrangement is not expressly prohibited by the Commercial Contract in concern (in which case the Parties will negotiate in good faith how the situation is solved). Until the relevant consents or waivers are obtained, the Sellers shall after Closing give the benefit of the Commercial Contracts to the Purchaser and give all reasonable assistance to the Purchaser, at the Purchaser’s request, to exercise or enforce the rights and perform the obligations, in each case, of the Sellers under the Commercial Contracts.

As regards the “Supply Agreement between ETA and the Planar for Transparent Electroluminescent Displays in Wrist Watches” (with appendices), dated in November 2012, the Parties in particular agree and acknowledge that any payments by ETA to Planar under the said agreement shall belong to the Purchaser and, if these to any extent have been or will be received by any of the Sellers, the Sellers shall cause such payments to be immediately forwarded in full to the Purchaser (including, without limitation, payments referred to in Section 3.1 of the said agreement).

According to the “Buffer Stock Agreement” between CEI Contract Manufacturing Limited (“CEI”) and the Parent Company dated 18 February 2011, the Parent Company has authorized CEI, for two years from 18 February 2011, to purchase and keep on hand, for the sole purpose of building certain EL components for the Parent Company, the materials and quantities defined in an Exhibit A to such agreement, required for CEI to produce EL displays in sufficient number to meet the Parent Company’s rotating 90 day purchase forecast. Further, according to the agreement, in the event when there is no demand for 3 months, CEI reserves the right to sell back these components to the Parent Company. However, the Sellers have informed the Purchaser that at the date hereof, there is no buffer stock as the Parent Company and CEI have agreed not to apply the Buffer Stock Agreement anymore. Instead, the Parent Company has agreed, upon CEI’s request, to purchase back from CEI certain components listed in Appendix 18 purchased by CEI upon authorization of the Sellers which may not be ultimately consumed. As of 12 September 2012, the total amount of authorized risk buy material, in aggregate, that were not consumed, amounted to USD 61,220.19 as per Appendix 18 (the “CEI MOQ Stock”). Further, Appendix 19 contains a listing of certain items which are excess material due to no demand (the total value of such items being USD 32,581.47 on the date hereof), which the Parent Company has also undertaken to buy back at CEI’s request (the “Excess Stock”). The Parent Company has informed the Purchaser that so far CEI has not exercised its right to sell back components to the Parent Company (or demanded such right to be exercised), even though some of the components appear to be more than 12 months old. The Parties have agreed that the above described obligations of the Parent Company to buy back the components of the CEI MOQ Stock and/or Excess Stock will be transferred to the Purchaser as described above upon Closing, subject to the following: (i) the Parent Company represents and warrants that the information included in Appendices 18 and 19 is true, correct and complete, (ii) the Parent Company will indemnify and hold harmless the Purchaser from (x) any claims of CEI, presented at the latest on 30 November 2013, regarding selling back to the Purchaser any components purchased by CEI which at the Transfer Date were more than three (3) months old (i.e. purchased more than 3 months ago), and (y) any costs and losses arising from any claim of CEI, regarding selling back any components purchased by CEI on or prior to the Transfer Date which are not presented in Appendices 18 and 19 as part of CEI MOQ Stock amounting to USD 61,220.19 or as part of Excess Stock amounting to USD 32,581.47, or for which the price payable by Purchaser exceeds the value presented in such Appendices.

13.2	Orders

All orders for delivery of EL Business products (“Orders”), partly or wholly unfulfilled as of the Transfer Date, obtained in the ordinary course of business before the Transfer Date shall be transferred to Purchaser as from the Transfer Date. In case consents or waivers of third parties are required for the assignment and transfer of Orders, the Sellers shall obtain (or to procure the obtaining of) such consents or waivers as soon as possible after Closing, and the Purchaser shall take all reasonable efforts to assists the Sellers. In case a customer that must consent to the assignment of a particular Order to Purchaser refuses to do so, the Parties will cooperate and agree in good faith on an arrangement under which the Order is performed by Purchaser on a subcontract basis or on some other arrangement that places the Parties in the same position as would an assignment, provided that such arrangement is not expressly prohibited by the Commercial Contract in concern (in which case the Parties will negotiate in good faith how the situation is solved).

Sellers shall promptly refer to the Purchaser all enquiries, regardless if received by phone, in writing or orally, relating to the EL Business. Without limiting the foregoing, in respect of the Sellers’ distributors, customers and other parties who have prior to Closing purchased EL products from the Sellers (or provided services related to the EL Business to any of the Sellers), but with respect of which the contracts were not transferred to the Purchaser at Closing, the Sellers shall cooperate and take all reasonable measures to assist the Purchaser in entering into new agreements with such customers, distributors and other parties.

13.3	Marketing and sales activities

The Purchaser may make use of the Employee’s experience in all of their marketing and sales activities, specifically including the experience gained and accomplishments made before the Transfer Date.

13.4	Patents

1.	The Purchaser and Sellers acknowledge that the ownership in the Patents shall be transferred effective as of the Transfer Date and the Subsidiary and Parent Company shall, at the Purchaser’s expense, take and shall cause that their relevant Affiliates take all actions and execute all documents and instruments reasonably requested by the Purchaser or necessary or customary to vest title relating to such Patents in, and cause the transfer of all registrations for, the Patents to the Purchaser.

2.	Upon Closing, the Purchaser will acquire the ownership and all intellectual property rights in and to all Intellectual Property in addition to the Patents. The list of such Patents to be transferred to Purchaser at Closing hereunder is attached as Appendix 4 of this Agreement. Should any employee of Sellers or their Affiliates make an invention within twelve (12) months after the Transfer Date (a) that relates solely to the EL Business, Sellers shall offer to assign such invention to the Purchaser free of charge and (b) that does not relate solely to the EL Business but that is useful in the EL Business, Sellers shall offer to the Purchaser a royalty-free license to such invention.

13.5	IT Separation

The IT Licenses are as of the Transfer Date transferred to the Purchaser. The Parties acknowledge that consents for transferring IT Licenses have been obtained by Closing only for software and/or other applications listed in Appendix 11. The Sellers are responsible for obtaining all necessary consents with respect to the other IT Licenses as soon as possible after the Transfer Date. The Sellers shall indemnify and hold harmless the Purchaser against any costs or expenses (including without limitation costs due to third party claims, cover purchases (in Finnish: kateosto) and reasonable legal fees) arising out of or relating to the fact that a consent or waiver required from a third party has not been obtained by the Transfer Date.

The IT separation shall be executed in accordance with the Mutual Co-Operation and Services Agreement.

The Sellers shall perform and be responsible for all obligations and liabilities under or related to the IT Licenses to the extent such obligations are required under the IT Licenses to be performed or discharged or such liabilities accrue or relate to events or circumstances occurring prior to and including the Transfer Date. The Sellers shall indemnify and hold harmless the Purchaser against any costs or expenses (including without limitation reasonable legal fees) arising out of or relating to a non-performance or a breach of any IT License prior to and including the Transfer Date (including any obligations and liabilities due to the fact that a consent or waiver required from a third party has not been obtained by the Transfer Date).

The Purchaser shall perform and be responsible for all obligations and liabilities under or related to the IT Licenses to the extent such obligations are required under the IT Licenses to be performed or discharged or such liabilities accrue or relate to events or circumstances occurring following the Transfer Date (however, excluding any obligations or liabilities relating to the fact that a consent or waiver required from a third party has not been obtained by the Transfer Date). The Purchaser shall indemnify and hold harmless the Sellers against any costs or expenses (including without limitation reasonable legal fees) arising out of or relating to a non-performance or breach of any IT License by the Purchaser after the Transfer Date (however, excluding any non-performance or breach due to the fact that a consent or waiver required from a third party has not been obtained by the Transfer Date).

For the avoidance of doubt, the above described division of obligations and liabilities in relation to the IT Licenses shall apply between the Sellers and the Purchaser regardless of anything to the contrary agreed with any licensor or other contracting counterparty under IT Licenses under any assignment agreement or other document.

13.6	Transfer of Permits

All Permits listed in Appendix 14a are as of the Transfer Date transferred to the Purchaser.

In case consents or waivers of third parties (not yet obtained) are required for the assignment and transfer of such Permits, the Sellers shall take all reasonable efforts to obtain (or to procure the obtaining of) such consents or waivers as soon as possible after Closing, and the Purchaser shall each take all reasonable efforts to assists the Sellers. In case a third party that must consent to the assignment of a particular contract to Purchaser refuses to do so despite the reasonable efforts of the Sellers, the Parties will cooperate and agree in good faith on an arrangement that places the Parties in the same position as would an assignment. Until the relevant consents or waivers are obtained, the Sellers shall give all reasonable assistance to the Purchaser to exercise or enforce the rights and perform the obligations, in each case, of the Sellers under such Permits.

The Parties acknowledge that the Purchaser shall notify the environmental authorities of the change of the identity of the operator of EL Business, where after such authorities consider whether they approve the transfer of the environmental permit to the Purchaser

(unconditionally or subject to certain conditions). The Sellers shall cooperate with the Purchaser and take all reasonable efforts to assist the Purchaser (including, without limitation, providing any required information or documentation and agreeing on relevant transitional arrangements) in obtaining such approval as soon as possible after Closing, and until the relevant approvals are obtained, the Sellers shall give all reasonable assistance to the Purchaser, at the Purchaser’s request and cost, to ensure the compliance with the environmental permits and other environmental compliance.

With respect to the non-assignable Permits listed in Appendix 14b, the Sellers shall cooperate with the Purchaser and take all reasonable efforts to assist the Purchaser (including, without limitation, providing any required information or documentation and agreeing on relevant transitional arrangements) in obtaining such Permits as soon as possible after Closing, and until the relevant Permits are obtained, the Sellers shall give all reasonable assistance to the Purchaser, at the Purchaser’s request and cost, to ensure the compliance with applicable laws and regulations, and where relevant, with contractual obligations under the Commercial Contracts.

13.7	Shared Contracts

The Commercial Contracts that are partly associated with the EL Business and partly with other businesses of the Sellers or their affiliates (the “Shared Contracts”) are set out in Part I of Appendix 8. The Sellers shall use their best efforts to have, in close cooperation with the Purchaser, all Shared Contracts divided as soon as practicable after Closing, by agreeing upon and documenting with the counterparty an appropriate separation of the rights and obligations associated with the EL Business and the rights and obligations associated with other businesses of the Sellers or their affiliates.

Until a division of a Shared Contract is agreed and documented by all relevant parties, the Parent Company or the Subsidiary shall remain a party to the Shared Contracts, and the Sellers shall give all reasonable assistance to the Purchaser, at the Purchaser’s request, to exercise or enforce the rights and perform the obligations associated with the EL Business under the Shared Contracts. Without limiting the foregoing, until such division is achieved, the Sellers shall without delay communicate to the Purchaser any customer orders and other orders for delivery of EL Business products as well as all enquiries relating to the EL Business under the Shared Contracts, and the Parties shall agree upon the arrangement whereby the Shared Contract, for the relevant part pertaining to the EL Business, will be performed by the Purchaser (at the cost and for the benefit of the Purchaser but formally in the name of the Sellers).

If a Shared Contract relates to supplies, deliveries or services to the Sellers, the Purchaser shall have the benefit of all outstanding orders relating to the EL Business under such Shared Contracts (a non-exclusive listing of such orders set out in Appendix 2, sheets Open PO’s Espoo and Open PO’s Beaverton), and shall, pursuant to Section 4.2, pay, to the extent required to be paid after the Transfer Date, the trade accounts payable set out in Appendix 9. Until a division of such Shared Contract has been achieved, the Sellers shall facilitate that the Purchaser may (at the cost of the Purchaser but formally in the name of the Sellers) order products and otherwise enforce the rights associated with the EL Business under such Shared Contracts.

If there are other contracts (than those identified in Part 1 of Appendix 8), which are partly associated with the EL Business and partly with other businesses of the Sellers or their affiliates, upon request of the Purchaser the above principles shall be applied with respect to such contracts.

13.8	Sellers Performance of Lotus Subcontract

Notwithstanding anything in this Agreement to the contrary, from and after the Transfer Date until the earlier to occur of (1) the Purchaser (in its discretion) entering into a new agreement directly with the party that is the ultimate beneficiary of the Lotus Subcontract relating to the services covered by the Lotus Subcontract, or (2) the termination of the Lotus Subcontract (the first to occur of the preceding (1) or (2) , the “Lotus Transfer Time”), Sellers shall retain and not transfer ownership of the assets and employees required for the purposes of the Lotus Subcontract as detailed in Exhibit D (including the named employees’ know-how solely in relation to the Lotus Subcontract) (from which employees a separate acknowledgement has been received ). Immediately upon the Lotus Transfer Time, any and all such property, rights and employees not transferred at the Transfer Date based upon this Section 13.8 shall immediately, and without further action on the part of any party, transfer to the Purchaser hereunder and the Sellers shall at the Purchaser’s request execute any and all documents that may be needed to effect and complete such transfer. From the Transfer Date until the Lotus Transfer Time and the due completion of the transfer to Purchaser, notwithstanding that the Lotus Subcontract shall be performed by Sellers, the Parties will take such actions, in good faith, as are necessary to place the Parties in the same economic position as they would be if all property and employees were transferred to the Purchaser on the Transfer Date and Purchaser was the Party to perform, and benefit from the business under, the Lotus Subcontract.

The Sellers shall (i) not terminate the Lotus Subcontract without the prior consent of Purchaser; and (ii) cooperate in good faith and assist (as may be requested the Purchaser) in the Purchaser’s negotiations concerning the new agreement referred to herein; and (iii) shall run the retained operations taking into account the best interests of the Purchaser and keep the assets and rights to be transferred to the Purchaser hereunder intact and in good and normal working order and condition.

It is expressly acknowledged and agreed that the consideration for the assets, employees, rights and business to be transferred hereunder is included in the Purchase Price and in no event shall any further compensation or consideration whatsoever be payable by the Purchaser to any of the Sellers on the Lotus Transfer Time on in relation thereto. In the event that prior to the end of the term of the Lotus Subcontract, Sellers terminate or cause the termination of the Lotus Subcontract due to a breach thereof by Sellers, Sellers shall be liable to Purchaser for an early termination penalty equal to (A) the gross revenue payable to Sellers for the unexpired portion of the base term of the Lotus Subcontract multiplied by (B) forty-two and half per cent (42.5%). Within not longer than 30 days after such termination, Sellers shall, at its discretion, either pay the penalty amount to the Purchaser in cash or execute and deliver a document indicating its agreement to set off the termination penalty amount against the amount outstanding under Vendor Note II.

For the avoidance of any doubt, save for the assets and employees specifically detailed in Exhibit D, the provisions of this Section 13.8 shall not in any other way limit the business and rights to be transferred to the Purchaser hereunder as of the date hereof.

14	REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Parent Company and the Subsidiary represents and warrants to the Purchaser that, except as is otherwise set forth in the disclosure schedule attached hereto as Appendix 12b (the “Sellers Disclosure Schedule”), the following statements contained in this Section 14 (together with the information included in any Appendix made a part of the statements contained in this Section 14) are true and correct as of the Transfer Date:

14.1	The Transaction

1.	Each of the Parent Company and the Subsidiary is duly organised and validly existing under the laws of its domicile, has the corporate power to carry on the EL Business, and has the legal and corporate capacity, power and authority to enter into this Agreement and to sell the Transfer Assets to the Purchaser and to consummate and perform the all other transactions contemplated by this Agreement. The decision in this respect has been taken in a meeting of the Board of Directors of the Parent Company and an extraordinary shareholders meeting of the Subsidiary and a certified copy of the Parent Company board resolutions and the minutes of the extraordinary shareholders meeting of the Subsidiary are attached as Appendix 13.

2.	The execution and delivery of, and the performance by the Sellers of their obligations, under this Agreement and the Related Agreements, do not result in a breach of any Law, Permit, judgment or order of any court or authority, contract or obligation binding on any of the Sellers, or any provision of the articles of association or any corporate resolutions of, or require any consent or approval of any shareholders, partners or financiers of the Sellers. The Sellers do not need any consent or approval by any governmental or other competent authority for the execution and delivery of, or the performance by the Sellers of their obligations, under this Agreement or the Related Agreements.

3.	At the Transfer Date at Closing the Transfer Assets will be validly transferred to the Purchaser.

4.	The Transfer Assets, together with the services to be provided by the Sellers under the Related Agreements, includes all assets and rights necessary to conduct the EL Business as conducted by Sellers prior to and on the Transfer Date without the necessity of incurring additional costs for the acquisition of further assets or services and the consummation of transactions contemplated herein will not prevent or restrict the conduct of the EL Business as conducted by Sellers on the Transfer Date.

5.	This Agreement has been duly executed by Sellers, constitutes valid and binding obligations of the Sellers and is enforceable against Sellers in accordance with its terms.

14.2	Information

Without prejudice to any other representation or warranty set out in this Agreement, the information in this Agreement (including, without limitation, the representations and warranties in this Agreement, including the schedules and Appendices) together with the information provided by the Sellers or their representatives in response to questions presented by the Purchaser and its representatives in the document entitled “due diligence review (the “Q&A”) attached hereto as Appendix 13a and other written responses by Sellers to the Purchaser’s and its representatives’ questions presented prior to the signing of this Agreement, taken as together as a whole, does not contain any material misstatement of facts or omit to state facts necessary to make the statements made not materially misleading.

14.3	Financial Information

The Reference Accounts and the other financial information concerning the EL Business provided included in Appendix 13a (the “Financial Information”), has been prepared with U.S. generally accepted accounting principles (“U.S. GAAP”) consistently applied by the Subsidiary / the Parent Company, and the Financial Information fairly present in all material respect the financial position and performance of the EL Business, as per the dates and for the periods specified in such Financial Information.

All Accounts Receivable represent valid and enforceable obligations of the EL Business owed to the Purchaser after the Transfer Date and, by the terms of such receivables, payable to the Purchaser within 90 days from the Transfer Date. The portion of the general reserve which covers bad and doubtful receivables of USD $46,000 is formed in accordance with the US GAAP and, to the Sellers’ Knowledge, is sufficient to cover all Accounts Receivable not paid to the Purchaser in the ordinary course of business after the Transfer Date (without any proceedings or debt collection by the Purchaser).

14.4	Conduct of Business

Between June 1, 2012 and the date of this Agreement, the EL Business has been conducted by Sellers in its ordinary course of business.

14.5	The Commercial Contracts

1.	There are no contracts relating to or necessary in the operation of the EL Business as of the Transfer Date, material to the conduct of the EL Business other than the Commercial Contracts listed in Appendix 2.

2.	The Commercial Contracts have been duly executed and are legally valid and enforceable in accordance with their respective terms, as disclosed to the Purchaser in writing in connection with the Purchaser’s due diligence review, and they have been entered into in the normal course of business and on arm’s length.

3.	All Liabilities under the Commercial Contracts required to have been paid or performed by Sellers on or prior to the Transfer Date have been paid or performed in accordance with the terms of such contracts.

4.	Neither the Sellers nor, to Sellers’ Knowledge, any other party to any Commercial Contract material to the conduct of the EL Business is in default under such agreement in any material respect. The Sellers have not received notice of early termination of any Commercial Contract material to the conduct of the EL Business.

5.	There are no pending, or to the Seller’s Knowledge, threatening legal disputes of any kind with respect to the Commercial Contracts.

14.6	Transfer Assets

1.	The Sellers have, and the sale pursuant to this Agreement will vest the Purchaser with, full, unrestricted, exclusive, valid and transferable title to and ownership of the Transfer Assets free and clear of all Encumbrances.

2.	All Transfer Assets that are tangible property are in a condition satisfactory for use for the purpose for which they are currently used in the conduct of the EL Business having due regard to their age and normal wear and tear and have been properly maintained for normal use in the ordinary course of the EL Business.

3.	Subject to Sellers’ inventory reserve existing on the Transfer Date as described on Appendix 14, all Inventory is of a good, usable and merchantable quality and quantity usable for the purpose which they are used in the ordinary course of the EL Business.

14.7	Intellectual Property

1.	The Intellectual Property includes all property rights and intellectual property rights necessary to the operation of the EL Business as conducted by Sellers on the Transfer Date.

2.	Each of the Patents have been duly registered either in the name of the Subsidiary or the Parent Company with, applied for or granted by, as the case may be, the appropriate authorities in the respective countries and such registrations, filings and issuances remain in full force. All renewal applications or renewal fees and other fees relating to the Patents which were required to be filed or paid, as the case may be, on or prior to the Transfer Date have been made or paid.

3.	There are no pending or, to the Sellers’ Knowledge, threatened proceedings, litigation or other adverse claims with respect to the Intellectual Property and, to the Sellers’ Knowledge, no person or entity is infringing the Intellectual Property.

4.	None of the Intellectual Property is subject to any outstanding order, judgement, lien, encumbrance or attachment or other Encumbrance.

5.	The conduct of the EL Business and the use of the Intellectual Property by the Sellers prior to the Transfer Date does not, infringe the intellectual property or other rights of any third party.

6.	The consummation of the transaction contemplated by this Agreement will not result in a breach of or the termination of any rights included among the Intellectual Property.

7.	Sellers have not granted any licenses or other rights with respect to the Intellectual Property to any third parties.

8.	No Intellectual Property are owned by, or in the physical possession of, any employee or other third party.

9.	The Employee Inventions are covered by valid, enforceable and written contracts regarding Sellers ‘ownership rights with respect to the Intellectual Property (including but not limited to inventions), freely transferable to the Purchaser.

14.8	Information Technology

1.	In addition to the IT Licenses and the Commercial Contracts concerning IT services, there are no other information technology software licenses or other IT services agreements used in or necessary for the operation of the EL Business by Sellers. The IT Licenses have been duly executed and are legally valid and enforceable in accordance with their respective terms, as disclosed to the Purchaser in writing in connection with the Purchaser’s due diligence review. All Liabilities under the IT Licenses required to have been paid or performed by Sellers on or prior to the Transfer Date have been paid or performed in accordance with the terms of such contracts.

2.	Subject to the requirement to obtain the consent of the third party licensor, as set out in Appendix 11, the information technology software covered by the IT Licenses transferred as a part of the Transfer Assets can be used by the Purchaser as from the Transfer Date.

14.9	Espoo Facility and Environmental Matters

1.	The Subsidiary is in compliance with all environmental Laws and environmental permits required by any environmental authorities with respect to the Espoo Facility. Without prejudice to the generality of the foregoing sentence, all hazardous substances used or generated by the Subsidiary at the Espoo Facility have at all times been disposed of in compliance with applicable environmental Laws and environmental permits in effect now or at the time of such disposal.

2.	The Subsidiary has duly obtained all environmental permits required under environmental Laws or otherwise necessary to conduct the EL Business at the Espoo Facility and all such permits are in full force and effect. The Subsidiary has not received any written notice that any environmental permit is been revoked, suspended, amended, varied, withdrawn or not renewed.

3.	There are no pending, or to the Seller’s Knowledge, threatening proceedings against the Subsidiary in respect of any breach of any environmental legislation or permit.

4.	The Subsidiary has complied with all applicable environmental Laws or permits and is not subject to any order of any legal authority for any clean-up or other remediation acts with respect to the Espoo Facility or any related obligation to investigate environmental matters with respect to the Espoo Facility.

5.	The Espoo Facility has been duly maintained, in accordance with the provisions of the Espoo Lease and normal and prudent standards applicable in the relevant industry. The Espoo Facility is in good operating condition and fit for the operation of the EL Business. The Sellers have complied and comply in all material respects with applicable Laws, permits, and agreements related to planning, building, fire, safety, health, and other similar matters regarding the Espoo Facility. To the Sellers’ Knowledge, no authorities have made any decision or taken any action that could have a material adverse effect on the use of the Espoo Facilities (including revocation of any permits).

14.10	Employees

1.	A listing of the employment contracts, together with up-to-date information on the salary and any pension and other benefits of such employees, of (a) the Transferred Employees is attached hereto as Appendix 7 and (b) of Jim Liu is attached hereto as Appendix 7a. Copies of the employment contracts listed in Appendix 7 that have been disclosed to the Purchaser as part of its due diligence review prior to the signing of this Agreement are true, complete and current on the date hereof. There are no pension benefits, bonus schemes, deferred compensation agreements, incentive programs or similar arrangements with respect to any Transferred Employees or Jim Liu in excess of those provided by the relevant mandatory Laws or collective bargaining agreements, except as set out in Appendix 7 and Appendix 7a. The Sellers have, in respect of each Transferred Employee, complied with all obligations imposed on them by the employment contract of the Transferred Employee, or by any applicable mandatory Law or collective agreement. All salaries, bonus and other amounts due to be paid to the Employees on or prior to the Transfer Date have been paid when due. The Sellers have, at all times, fully paid all contributions for pension liabilities when due.

2.	Each of the Transferred Employees works mainly (as the concept is determined under Finnish law) within the scope of the EL Business on the Transfer Date. No former employee of the Sellers has the priority to be re-employed in the EL Business.

3.	Except as set out in Appendix 17, the Sellers are not party to or bound by any collective agreements with respect to the Transferring Employees or Jim Liu.

4.	No material occupational health or occupational safety related occurrences or material work place accidents have taken place prior to the Transfer Date that after Transfer Date will lead to any additional liabilities to the Purchaser.

5.	No Transferred Employee has given Sellers notice of the termination of his or her employment with Sellers.

6.	There are no pending or, to Sellers Knowledge, threatened claims or labour litigation in respect of the Transferred Employees. All negotiations or other actions required to be conducted by Sellers with any trade union under a collective bargaining agreement or otherwise or any worker’s representative required in connection with or as a result of the transaction contemplated by this Agreement have been completed by Sellers prior to the Transfer Date. The Sellers have not engaged in any lock-outs or been the object of any strikes with respect to Transferred Employees.

14.11	Compliance

All Permits necessary to carry out the EL Business as conducted on the Transfer Date are listed in Appendix 14a, are full in force and effect and there are not any currently existing violations of any such Permits, and with the exception of non-assignable Permits set out in Appendix 14b, such Permits will remain in force despite the transactions contemplated by this Agreement. There is no pending action or other proceeding which seeks the revocation of any Permit. The Sellers have complied and comply with all Laws applicable to the EL Business.

The Sellers have complied with the reporting and any other obligations and requirements with respect to funding provided by TEKES with respect to the EL Business and fulfilled the criteria for the grant of such funding, and the Sellers have not taken actions or measures (or omissions) that could lead to obligation for the Purchaser to return or repay any TEKES funding. In addition to TEKES funding described in Appendix 14c, the Sellers have not received other subsidy, aid or relief from any authority or organisation which will be or may have to be repaid due to the consummation of the transactions contemplated by this Agreement or otherwise

14.12	Insurance

1.	The EL Business has at all times been covered by insurance policies of a customary type and amount and such insurance will be in full force and effect up until the signing of this Agreement.

2.	Sellers have made no claims under the insurance policies covering the EL Business during three years prior to the Transfer Date.

3.	To Sellers Knowledge, there have been no facts, incidents or circumstances prior to the Transfer Date giving rise to an insurance claim.

14.13	Products

1.	The products and services produced, provided or sold within EL Business are fit for the purpose and use for which they are intended, and meet the relevant specifications and requirements of the purchase orders and agreements. No product or service produced, provided or sold within EL Business violates any Laws or Permits.

2.	The product warranties referred to in Section 4.2 are given in the ordinary course of business and they are binding for a period of not longer than 12 months (except sales in China for which the warranty period is 24 months) from the delivery. No claims, investigations or proceedings based on product liability or product warranties or other obligations for products or services produced, provided or sold within EL Business are pending or, to the Sellers’ Knowledge, threatened.

14.14	Litigation

There are no litigation, proceeding, investigation, claim or other actions are pending or, to Sellers Knowledge, threatened against Sellers in respect of the EL Business or the ownership or the use of the Transfer Assets.

15	INDEMNITY

(a)	Survival of Representations and Covenants

Without limiting the provisions regarding the allocation of obligations and liabilities relating to the Transfer Assets and Assumed Liabilities or the exclusion of the Excluded Assets and Excluded Liabilities set out in Sections 4, 12 and 13, the representations, warranties, covenants and indemnification obligations of Sellers, and representations, warranties, covenants and indemnification obligations of the Purchaser, set forth in this Agreement shall survive the Transfer Date and shall continue in full force and effect up through and including November 30, 2014 except that (i) the provisions of Section 17 shall survive and continue in full force and effect up through November 30, 2015, (ii) the provisions of Section 11.7 shall survive and continue in full force and effect up through the end of the applicable statute of limitations, (iii) the provisions of Section 13.5 shall survive and continue in full force and effect up through and including November 30, 2017, and (iv) the provisions of Section 5.1 shall survive and continue in full force and effect up through November 30, 2015 (each such date hereinafter the “Claims Date”).

(b)	Indemnification by Sellers

Subject to the provisions of this Section 15(b), and as an integral part of the Transaction, Sellers hereby agree to hold harmless and indemnify the Purchaser from and against, and to compensate and reimburse the Purchaser for any claim or loss which is suffered or incurred by the Purchaser (regardless of whether or not such claim or loss relates to any third party claim) arising out of or in connection with:

(1)	any inaccuracy in any representation or warranty made by Sellers in this Agreement; and

(2)	any failure by Sellers to perform or comply with any covenant or agreement in this Agreement.

Any claim for indemnification by the Purchaser pursuant to this Section 15 shall be subject to the following limitations:

(i)	the Parties agree and acknowledge that, however without limiting the Sellers’ indemnification and other obligations and liabilities under Sections 5, 11.7, 12, 13, 16, and 17, indemnification provisions of this Section 15 are the Purchaser’s sole and exclusive remedy with respect to all claims and losses of every kind and nature arising in connection with transactions contemplated by this Agreement or the subject matter hereof,

(ii)	the aggregate indemnification obligations of Sellers, however without limiting the Sellers’ indemnification and other obligations and liabilities under Sections 5, 11.7, 12, 13, 16, and 17, shall be limited to an amount equal to fifty percent (50%) of the Purchase Price actually paid or due for payment by the Purchaser to Sellers under this Agreement (the “Cap”). For the avoidance of doubt, to the extent a claim or claims made prior to or on the applicable Claims Date exceed the amount of the Cap determined at the time such Claim is made, such claims remain outstanding until the Cap has been finally determined (i.e. until the last portion of Additional Purchase Price has been paid or is due for payment); and

(iii)	Sellers are not required to make any indemnification payment unless a written notice of a claim is given by the Purchaser prior to or on the applicable Claims Date (it being clear that the Purchaser shall be entitled to make an initial claim for any contingent loss and finalise such initial claim when the contingent loss has ceased to be contingent);

(iv)	unless a claim made by the Purchaser under this Agreement has been satisfied, settled or withdrawn previously, the arbitral proceedings based on such claim shall be commenced against any of the Sellers within 12 months from the notice of a claim referred to above in sub-section (iii) in accordance with Section 21 (Governing law and arbitration);

provided, however, that the foregoing limitations shall not apply in the case of fraud, gross negligence or willful misconduct, or with respect to breach of representations and warranties set out in Sections 14.1 and 14.6(1).

(c)	Defense of Third Party Claims

In the event of the assertion or commencement by any third party of any claim or proceeding with respect to which Sellers may become obligated hereunder to indemnify, hold harmless, compensate or reimburse the Purchaser pursuant to this Section 15, the Purchaser shall reasonably promptly, but in any event within thirty (30) days following knowledge thereof, notify Sellers of such claim or proceeding and of the facts within the Purchaser’s knowledge related thereto by providing written notice to the Sellers. Save for liabilities in relation to product warranties (which may be handled by Purchaser at its discretion), Sellers shall have the right, at its election, to assume the defense, negotiation and settlement of such claim or proceeding at its sole expense. Notwithstanding anything to the contrary contained herein, in the event of an indemnification claim arising under Section 13 if the Sellers propose to settle such third-party claim for an amount that exceeds the maximum amount for which Sellers would be liable pursuant to Section 13, then Sellers shall not agree to any such settlement without the prior written consent of the Purchaser. In any such matter:

(1) the Sellers shall proceed to defend such claim or proceeding in a diligent manner, always taking the due interests of the Purchaser reasonably into account;

(2) the Sellers shall keep the Purchaser informed of all material developments and events relating to such claim or proceeding and consult the Purchaser in advance in order to comply with point (1) above;

(3) the Purchaser shall make available to the Sellers any documents and materials in the possession or control of the Purchaser that may be reasonably necessary to the defense of such claim or proceeding; and

(4) the Purchaser shall have the right to participate in the defense of such claim or proceeding at its own expense.

16	NON-DISCLOSURE OF PROPRIETARY DATA AND PUBLICITY

The Parties shall not at any time make use of, divulge or otherwise disclose, directly or indirectly any trade secret or other proprietary data relating to the other Party (it being agreed that after Transfer Date, any information relating to the EL Business will be deemed proprietary data relating to the Purchaser and not to either of the Sellers) or any element of the contents of this Agreement to any third party, save as otherwise required by law and the authorities. The non-disclosure agreement entered into between the Purchaser and the Parent Company effective 29 March 2012 shall terminate and expire upon signing of this Agreement.

The Sellers hereby undertake at any time whether after the Transfer Date not without the written consent of Purchase to divulge or use, whether directly or indirectly, for its own benefit or for the benefit of any person, corporation or business entity other that the Purchaser, as the case may be, any information or knowledge concerning the EL Business not in public domain.

All press releases and other public relations activities of the Parties with regard of the transactions contemplated under this Agreement shall be mutually approved by the Parent Company and Purchaser in advance except for statements required to be presented by the Parent Company to comply with United States federal and state securities laws.

17	NON-COMPETITION AND COMPENSATION FOR DAMAGES

The Subsidiary and Parent Company hereby agree that for a period of three (3) years from and after the Transfer Date, it shall not (and shall cause that any of their Affiliates does not) either directly or indirectly, for its own benefit or as agent for another, (a) carry on or participate in the ownership, management or control of or financing of or consult for a person or business enterprise engaged in the design, development, manufacture, marketing, distribution and sale of EL panels and displays or other aspect of the EL Business or (b) employ or solicit for employment, any Transferred Employee or other employees of the Purchaser.

18	OTHER COVENANTS

18.1	Use of Planar name and redirecting website traffic

The Sellers grant the Purchaser a license to use the Planar name and the trademark described in Appendix 15 for a transitional period commencing on the Transfer Date and ending 24 months after Transfer Date solely for the purpose of disposing of any branded Inventory included among the Transferred Assets, in addition to which the Purchaser may continue to use the Planar name and trademark in new products manufactured with the Transferred Assets before 31 December 2012 so as to allow smooth transition and compliance with any Commercial Contracts. Further, the Purchaser shall be entitled to redirect (and the Subsidiary shall execute the necessary technical measures enabling the redirecting of) any traffic from the website www.planar.fi to the Purchaser’s websites during the mentioned transitional period.

19	FURTHER ASSURANCES

The Parties shall, after the Transfer Date, execute and deliver such further agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the Transaction or any other action agreed herein or to evidence such events or matters.

20	MISCELLANEOUS

20.1	Notices

Any notices or other communication to or upon the other Party under this Agreement will be effective only if made in writing in English and delivered to the other Party to the address specified in Appendix 16 or to such other address as specified by a Party to the other Party in accordance with this Section 20.1. All notices and other communications will be deemed to have been received by the relevant Party (a) on the on the third (3rd) business day after the day of mailing if sent by overnight courier or first class mail or (b) on the day of transmission if sent by fax or e-mail.

20.2	Appendices Incorporated

Each Appendix to which reference is made herein and which is attached hereto is deemed to be incorporated in this Agreement by such reference.

20.3	Interpretation

The fact that a Party has drafted or participated in drafting this Agreement or any Related Agreement, or any provisions thereof, does not in any way affect the interpretation of this Agreement or any Related Agreement to the disadvantage of such Party.

The headings and the table of contents of this Agreement and any Related Agreement are for convenience of reference only and do not in any way limit or affect the meaning or interpretation of the provisions of this Agreement or any Related Agreement.

20.4	Severability

If any term or condition of this Agreement or any Related Agreement is found to be invalid, illegal or unenforceable, all other terms and conditions of this Agreement or any Related Agreement will remain unaffected and in full legal force and effect. The Parties shall negotiate and agree in good faith to replace, to the extent permitted by applicable Law, such individual term or condition by a provision of the same or similar effect or meaning or having as close as possible the same economic purpose as initially pursued by the Parties through such individual term or condition.

20.5	Amendments

Any modifications or amendments to this Agreement or any Related Agreement will be valid and binding only when made in writing and executed by each Party unless otherwise explicitly provided herein.

20.6	No Waiver

No provision or right under this Agreement or any Related Agreement will be considered waived without an explicit written statement or agreement signed by the waiving Party in each specific case. Failure by the Party at any time to require performance of any provisions of this Agreement or any Related Agreement does not in any manner affect such Party’s right to enforce the same. A waiver of any term, provision or right under this Agreement or any Related Agreement will not be construed as a waiver of the same under any subsequent events or circumstances or as a waiver of any other term, provision or right thereunder.

20.7	Costs and Expenses

Except as otherwise expressly set out in this Agreement or any Related Agreement, all costs and expenses, including fees and disbursements of legal counsel and other advisers, incurred in connection with this Agreement or any Related Agreement or the transactions contemplated therein shall be paid by the Party incurring such costs and expenses, whether or not Closing will occur or has occurred.

21	GOVERNING LAW AND ARBITRATRION

This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of Finland.

Disputes arising from this Agreement are to be settled by arbitration in Helsinki. The Parties shall jointly appoint the single arbitrator or, if they cannot agree within thirty days, the arbitrator shall be appointed by the Board of Arbitration of the Central Chamber of Commerce in Finland and the rules of the said board are to be observed in the arbitral proceedings. The proceedings shall be commenced in English.

22 APPENDICES; EXHIBITS

Appendix 1	Equipment
Appendix 1a	Inventory
Appendix 2	Commercial Contracts
Appendix 3	IT Licenses
Appendix 4	Patents
Appendix 5	Employees
Appendix 6	Employee Inventions
Appendix 7	Employee Agreements
Appendix 7a	Agreements with Jim Liu
Appendix 8	Other Excluded Assets
Appendix 9	Accounts Payable
Appendix 10	Warranty Obligations
Appendix 11	Consents
Appendix 11b	Reference Accounts and Reference NAV
Appendix 11c	Calculation of the Additional Purchase Price
Appendix 12	Retained Employees
Appendix 12a	Employee Communication Plan
Appendix 12b	Sellers Disclosure Schedule
Appendix 13	Meeting Minutes
Appendix 13a	Due Diligence Q&A
Appendix 13b	Financial Information
Appendix 14	Inventory Reserve
Appendix 14a	Permits
Appendix 14b	Non-assignable Permits
Appendix 14c	TEKES Funding
Appendix 15	Licensed Trademark
Appendix 16	Notice Details
Appendix 17	Collective Bargaining Agreements with respect to Transferred Employees and Jim Liu
Appendix 18	CEI MOQ Stock
Appendix 19	Excess Stock

Exhibit A	Loan Agreement I
Exhibit B	Loan Agreement II
Exhibit C	Mutual Co-operation and Services Agreement
Exhibit D	Lotus related assets and employees

[Signature page to follow]

This Agreement has been signed in three (3) equal copies, one for each Party as of the date first written above.

PLANAR SYSTEMS OY

PLANAR SYSTEMS, INC.

BENEQ PRODUCTS OY

Sampo Ahonen
Managing Director

Loan Agreement I

dated 30 November 2012

between

PLANAR SYSTEMS, INC.,

PLANAR SYSTEMS OY

and

BENEQ PRODUCTS OY

1 (8)

This loan agreement (the “Agreement”) is dated 30 November 2012 and made between:

(1)	Planar Systems Oy, a corporation organized and existing under the laws of Finland, having its registered office in Olarinluoma 9, 02200 Espoo (the “Subsidiary”);

(2)	Planar Systems, Inc., a corporation organized and existing under the laws of Oregon having its registered office in 1195 NW Compton Drive Beaverton, OR 97006 (USA) (the “Parent Company” and jointly with the Subsidiary the “Sellers”); and

(3)	Beneq Products Oy, a corporation organized and existing under the laws of Finland, having its registered office in Olarinluoma 9, 02200 Espoo (the “Purchaser”);

(the parties referred to above in sections (1) to (3) hereinafter each a “Party” and jointly the “Parties”).

Furthermore, Beneq Oy, the parent company of the Purchaser has signed this Agreement in its capacity as guarantor.

BACKGROUND

On the date of this Agreement, the Sellers have sold and transferred to the Purchaser and the Purchaser has purchased from the Sellers certain assets relating to the Sellers’ electroluminescent business in accordance with the terms and conditions of the sale of assets agreement dated 30 November 2012 (such agreement together with any appendices and related agreements the “Sale of Assets Agreement”). Pursuant to the Sale of Assets Agreement, a portion of the purchase price shall be paid by the Purchaser to the Sellers in accordance with the terms and conditions of this Agreement.

1	LOAN AMOUNT

1.1	The amount payable by the Purchaser to the Sellers under this Agreement (the “Loan Amount”) shall be USD 1,500,000 subject to reduction (set-off) for amounts which are determined to be owed by any of the Sellers based on any claim for indemnification made under the Sale of Assets Agreement by the Purchaser (or its successor) against any of the Sellers (the “Claim”).

1.2	The repayment of the Loan Amount shall at all times be subject to any Claims which have been properly brought by Purchaser under the Sale of Assets Agreement and which have not been (a) withdrawn by the Purchaser in writing; (b) settled in writing between the Parent Company (on its own behalf and on behalf of the Subsidiary) and the Purchaser; or (c) resolved in an arbitral award (the “Outstanding Claims”), and at any time when there are any Outstanding Claims existing on a date when a portion of the Loan Amount is scheduled for repayment, the Purchaser shall not be obliged to repay any portion of the Loan Amount to the extent the aggregate amount of all Outstanding Claims exceeds the Loan Amount that would be outstanding after such repayment.

2	INTEREST

Interest on the outstanding Loan Amount from time to time (the “Interest”) shall accrue at a rate equal to (i) 8 per cent per annum from the date of this Agreement through 30 November 2013 and (ii) 15 per cent per annum from and after 30 November 2013 until all outstanding Loan Amount and Interest accrued thereon are paid (or set off) in full. Interest shall be calculated on the basis of actual number of days lapsed, based on a 360-day year and 30-day months.

2 (8)

Notwithstanding the foregoing, no Interest shall accrue or be payable on any portion of the Loan Amount that is finally determined to be owed and payable to Purchaser in respect of any Claim for the period commencing on the date of this Agreement and ending on the date on which all or any portion of the Loan Amount is offset hereunder in respect of such Claim (it being agreed and understood that in the event of final amounts reimbursed to Purchaser based on Claims, any Interest possibly paid or accrued during the term of this Agreement pursuant to the repayment schedule set forth below in Clause 3.1 on the relevant amount shall be recalculated from the date of this Agreement and deducted from any future payments to be made by the Purchaser).

3	REPAYMENT SCHEDULE

3.1	The Loan Amount that on the relevant payment date exceeds the aggregate amount of the Outstanding Claims shall become due and be repaid by the Purchaser as follows:

(a)	a portion of (up to) USD 375,000 on 30 November 2014; and

(b)	a portion of (up to) USD 375,000 on 30 November 2015; and

(c)	a portion of (up to) USD 375,000 on 30 November 2016; and

(d)	a portion of (up to) USD 375,000 on 30 November 2017,

each payment added by the Interest (if any) accrued on the outstanding Loan Amount until (and including) the relevant date of payment, subject to Section 2 above.

3.2	After repayment in accordance with Section 3.1 (or any relevant portion not paid in full and where a Claim has not entitled the Purchaser to compensation, as the case may be), any remaining outstanding Loan Amount (if any) shall be repaid as follows: a portion of the remaining outstanding Loan Amount equal to an Outstanding Claim (or part thereof) shall become due and payable within 5 business days from the issuance of an arbitral award or reaching a written settlement between the Parent Company (on its own behalf and on behalf of the Subsidiary) and the Purchaser, according to which such Outstanding Claim (or part thereof) does not entitle Purchaser or Purchaser’s successor to compensation from any of the Sellers (however, not earlier than or on the next repayment date pursuant to Section 3.1).

3.3	The Purchaser shall be entitled, at its discretion, to repay the Loan Amount (together with accrued Interest) at any time without prior notice and without any prepayment charge.

3.4	(i) 79 per cent of each payment of the Loan Amount and Interest shall be made in cash to the Subsidiary’s bank account IBAN: FI58 1583 5200 0104 05 (SWIFT: NDEAFIHH), with Nordea Bank Finland Plc or any other bank account specified by the Parent Company (on its own behalf and on behalf of the Subsidiary) in writing to the Purchaser; and

(ii) 21 per cent of each payment of the Loan Amount and Interest shall be made in cash to the Parent Company’s following bank account

Planar Systems, Inc.

Bank: Bank of America, 121 SW Morrison, Portland, Oregon 97204

Account #:           002801702713

Routing #:           026009593

SWIFT:                 BOFAUS3N

or any other bank account specified by the Parent Company in writing to the Purchaser.

3 (8)

3.5	For the purposes of this Agreement, business day shall mean any day when banks are generally open for business in Finland.

3.6	Without limiting the Outstanding Claims being deducted from the Loan Amount (or any part thereof payable pursuant to Section 3.1), the Purchaser has a right once during the term of this Loan Agreement not to pay on the respective due date any agreed amounts of principal in accordance with Section 3.1 (the “Change of Repayment Date”). The following conditions will apply upon the Purchaser using its’ right to Change of Repayment Date:

(a)	the unpaid scheduled repayment amount not paid on the due date shall be paid not later than one hundred and eighty (180) days after the agreed due date as set out in Section 3.1;

(b)	In addition to the continued accrual of interest determined in accordance with Section 2 with respect to any amount concerning which the Purchaser exercises a Change of Repayment Date, in the event Purchaser elects to exercise its right to Change of Repayment Date, the Purchaser is obliged to pay to the Sellers a penalty corresponding to 12 months’ Interest on the Loan Amount outstanding on the date of non-payment (and at the interest rate prevailing on the date of non-payment) (for the avoidance of doubt, it being agreed and understood that such penalty interest shall not be payable by the Purchaser if payment is made within 14 days of the original Repayment Date);

(c)	the penalty pursuant to sub-clause (b) shall be paid together with the delayed Loan Amount payment determined in accordance with Section 3.5(a);

(d)	no additional default interest in addition to the penalty set out in sub-clause (b) shall be charged.

3.7	The Parties acknowledge that Beneq Oy as the parent company of the Purchaser has given to the Sellers a guarantee as for its own debt (in Finnish: omavelkainen takaus) for the payment obligations of the Purchaser under this Agreement.

4	EVENT OF DEFAULT

4.1	The occurrence of one or more of the following events shall constitute an event of default (each an “Event of Default”) under this Loan Agreement:

(a)	the Purchaser fails to pay on the due date any amount payable by it under this Agreement to the Sellers unless:

(i)	the Purchaser’s uses its right to Change of Repayment Date in accordance with Section 3.5its failure to pay is caused by administrative or technical error; or

(ii)	payment is made within ten (10) banking days of the due date;

(b)	the Purchaser has become insolvent, or a liquidator, administrator, receiver or similar officer is sought to be appointed or appointed for the Purchaser or for a substantial part of its property, or bankruptcy, reorganisation or other insolvency proceedings or other action for the relief of debtors have been instituted by or against the Purchaser. This sub-clause (b) shall not apply to any winding-up process which is frivolous or vexations.

4 (8)

(c)	the Purchaser has failed to pay when due any financial indebtedness from bank or other financial institution, non-trade lender or investor, unless payment is made within ten (10) banking days from the due date (or another period of time agreed between the Purchaser and the relevant institution).

(d)	there is commenced against Purchaser in Finland any case, proceeding or action seeking attachment, execution or similar process against all or a substantial part of the assets of Purchaser.

4.2	At any time after an Event of Default has occurred and for as long such Event of Default has not been waived or remedied, the Sellers may declare that all parts of the Loan Amount, together with ant accrued interest and other amounts outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable. In addition, Sellers may file suit or exercise any other right or remedy provided in law or in equity in connection with a breach or default of this Agreement. Upon an Event of Default, in addition to interest accruing on the Loan Amount hereunder, the Purchaser shall be liable for reasonable and documented attorneys’ fees and costs incurred by the Sellers in enforcing this Agreement and collecting amounts due and payable hereunder. The failure by Sellers to exercise any right or remedy with respect to the declaration of any default or Event of Default shall not be deemed or construed to constitute a waiver by, or to preclude Sellers from exercising any right with respect to such default or Event of Default at a later date or with respect to any subsequent default or Event of Default by Purchaser.

5	WARRANTIES OF THE PURCHASER

The Purchaser warrants to the Sellers, as at the date of this Agreement, that the Purchaser has legal and corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and that this Agreement constitutes valid and binding obligations of the Purchaser in accordance with its terms and conditions, and that the Purchaser will have at the relevant repayment dates all funds or financing in place necessary to pay and deliver to the Sellers the payments as contemplated hereby.

6	REPRESENTATIVE OF THE SUBSIDIARY

The Subsidiary hereby agrees that the Parent Company shall, for all matters arising out of or relating to this Agreement, act on behalf of itself and on behalf of the Subsidiary and hereby confirms to the other Parties that the Parent Company has irrevocable power and authority to represent the Subsidiary and to act on its behalf in relation to all such matters, including but not limited to the right, on the Subsidiary’s behalf, to receive any payment, to designate bank accounts for payments and to receive any documentation, information or notices under this Agreement.

7	CONFIDENTIALITY

The Parties shall keep the contents of this Agreement, the transactions contemplated hereby and any negotiations or possible proceedings in relation hereto confidential and shall not disclose such contents, transactions, negotiations or proceedings to any third party, except as required by any applicable mandatory laws or stock exchange regulations.

5 (8)

8	MISCELLANEOUS

8.1	Notices

Any notices or other communication to or upon the other Party under this Agreement will be effective only if made in writing in English and delivered to the other Party to the address specified below or to such other address as specified by a Party to the other Parties in accordance with this Section 8.1. All notices and other communications will be deemed to have been received by the relevant Party upon confirmation of receipt or (a) on the on the third (3rd) business day after the day of mailing if sent by overnight courier or first class mail or (b) on the day of transmission if sent by fax or e-mail.

If to the Sellers:

Address included in Exhibit 16 of the Sale of Assets Agreement (or as amended thereunder)

If to the Purchaser:

Address included in Exhibit 16 of the Sale of Assets Agreement (or as amended thereunder)

always with a copy to the guarantor as follows:

Beneq Oy

Att. CEO

Ensimmäinen Savu 1, 01510 Vantaa, Finland

e-mail: sampo.ahonen@beneq.com

8.2	Interpretation

The fact that a Party has drafted or participated in drafting this Agreement or any provisions hereof shall not in any way affect the interpretation of this Agreement to the disadvantage of such Party. The headings and the table of contents of this Agreement are for convenience only and shall not affect the meaning or interpretation of the provisions of this Agreement.

8.3	Amendments and Waivers

Any amendment to or waiver of this Agreement shall be made in writing and signed by or on behalf of the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance with the Agreement. Any waiver of any of the terms of this Agreement by Sellers shall not be or be deemed to constitute a waiver of any other terms of this Agreement.

8.4	Assignment

No Party may, without the prior written consent of the other Parties, assign or otherwise transfer its rights or obligations under this Agreement.

8.5	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Finland excluding the application of its conflicts of law rules.

6 (8)

8.6	Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Finland Central Chamber of Commerce. The number of arbitrators shall be one (1). The Parties shall jointly appoint the arbitrator or, if they cannot agree within thirty (30) days, the sole arbitrator shall be appointed by the Arbitration Institute of the Finland Central Chamber of Commerce. The place of arbitration shall be Helsinki and the language of arbitration shall be English. The Parties acknowledge and agree that on the basis of this Section 8.6 the arbitrator shall not have jurisdiction over any dispute, controversy or claim arising out of or relating to the Sale of Assets Agreement.

8.7	Counterparts of Agreement

This Agreement has been executed in four (4) identical counterparts, one (1) for each Party and one for Beneq Oy as the guarantor. For the avoidance of any doubt, Sections 8.5-8.6 shall also apply in relation to Beneq Oy as the guarantor.

[Signature pages to follow]

7 (8)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the day and year first above written.

PLANAR SYSTEMS OY

By:	By:
Title:	Title:

PLANAR SYSTEMS, INC.

By:	By:
Title:	Title:

BENEQ PRODUCTS OY

By:	By:
Title:	Title:

We have received an original copy of this Agreement and hereby guarantee as for our debt under Finnish law (in Finnish: omavelkainen takaus) to the Sellers the payment obligations of our subsidiary Beneq Products Oy under this Agreement. Date and place as above.

BENEQ OY

By:	By:
Title:	Title:

8 (8)

Loan Agreement II

dated 30 November 2012

between

PLANAR SYSTEMS, INC.,

PLANAR SYSTEMS OY

and

BENEQ PRODUCTS OY

1 (7)

This loan agreement (the “Agreement”) is dated 30 November 2012 and made between:

(1)	Planar Systems Oy, a corporation organized and existing under the laws of Finland, having its registered office in Olarinluoma 9, 02200 Espoo (the “Subsidiary”);

(2)	Planar Systems, Inc., a corporation organized and existing under the laws of Oregon having its registered office in 1195 NW Compton Drive Beaverton, OR 97006 (USA) (the “Parent Company” and jointly with the Subsidiary the “Sellers”); and

(3)	Beneq Products Oy, a corporation organized and existing under the laws of Finland, having its registered office in Olarinluoma 9, 02200 Espoo (the “Purchaser”);

(the parties referred to above in sections (1) to (3) hereinafter each a “Party” and jointly the “Parties”).

Furthermore, Beneq Oy, the parent company of the Purchaser has signed this Agreement in its capacity as guarantor.

BACKGROUND

On the date of this Agreement, the Sellers have sold and transferred to the Purchaser and the Purchaser has purchased from the Sellers certain assets relating to the Sellers’ electroluminescent business in accordance with the terms and conditions of the sale of assets agreement dated 30 November 2012 (such agreement together with any appendices and related agreements the “Sale of Assets Agreement”). Pursuant to the Sale of Assets Agreement, a portion of the purchase price shall be paid by the Purchaser to the Sellers in accordance with the terms and conditions of this Agreement.

1	LOAN AMOUNT

The amount payable by the Purchaser to the Sellers under this Agreement (the “Loan Amount”) shall be USD 1,100,000.

2	INTEREST

Interest on the outstanding Loan Amount from time to time (the “Interest”) shall accrue at a rate equal to (i) 8 per cent per annum from the date of this Agreement through November 30, 2013 and (ii) 15 per cent per annum from and after November 30, 2013 until all outstanding Loan Amount and all interest accrued thereon are paid in full. Interest shall be calculated on the basis of actual number of days lapsed, based on a 360-day year and 30-day months.

3	REPAYMENT SCHEDULE

3.1	The Loan Amount shall become due and be repaid by the Purchaser as follows:

(a)	a portion of USD 275,000 on 30 November 2014; and

(b)	a portion of USD 275,000 on 30 November 2015; and

(c)	a portion of USD 275,000 on 30 November 2016; and

(d)	a portion of USD 275,000 on 30 November 2017,

each payment added by the Interest accrued on the outstanding Loan Amount until (and including) the relevant date of payment.

2 (7)

3.2	The Purchaser shall be entitled, at its discretion, to repay the Loan Amount (together with accrued Interest) at any time without prior notice and without any prepayment charge.

3.3	(i) 79 per cent of each payment of the Loan Amount and Interest shall be made in cash to the Subsidiary’s bank account IBAN: FI58 1583 5200 0104 05 (SWIFT: NDEAFIHH), with Nordea Bank Finland Plc or any other bank account specified by the Parent Company (on its own behalf and on behalf of the Subsidiary) in writing to the Purchaser; and

(ii) 21 per cent of each payment of the Loan Amount and Interest shall be made in cash to the Parent Company’s following bank account

Planar Systems, Inc.

Bank: Bank of America, 121 SW Morrison, Portland, Oregon 97204

Account #:             002801702713

Routing #:             026009593

SWIFT:                   BOFAUS3N

or any other bank account specified by the Parent Company in writing to the Purchaser.

3.4	For the purposes of this Agreement, business day shall mean any day when banks are generally open for business in Finland.

3.5	The Purchaser has a right once during the term of this Loan Agreement not to pay on the respective due date any agreed amounts of principal in accordance with Section 3.1 (the “Change of Repayment Date”). The following conditions will apply upon the Purchaser using its right to Change of Repayment Date:

(a)	the unpaid scheduled repayment amount not paid on the due date shall be paid not later than one hundred and eighty (180) days after the agreed due date as set out in Section 3.1;

(b)	In addition to the continued accrual of interest determined in accordance with Section 2 with respect to any amount concerning which the Purchaser exercises a Change of Repayment Date, in the event Purchaser elects to exercise its right to Change of Repayment Date, the Purchaser is obliged to pay to the Sellers a penalty corresponding to 12 months’ Interest on the Loan Amount outstanding on the date of non-payment (and at the interest rate prevailing on the date of non-payment) (for the avoidance of doubt, it being agreed and understood that such penalty interest shall not be payable by the Purchaser if payment is made within 14 days of the original Repayment Date);

(c)	the penalty pursuant to sub-clause (b) shall be paid together with the delayed Loan Amount payment determined in accordance with Section 3.5(a); and

(d)	no additional default interest in addition to the penalty set out in (b) above shall be charged.

3.6	The Parties acknowledge that Beneq Oy as the parent company of the Purchaser has given to the Sellers a guarantee as for its own debt (in Finnish: omavelkainen takaus) for the payment obligations of the Purchaser under this Agreement.

3 (7)

4	EVENT OF DEFAULT

4.1	The occurrence of one or more of the following events shall constitute an event of default (each an “Event of Default”) under this Loan Agreement:

(a)	The Purchaser fails to pay on the due date any amount payable by it under this Agreement to the Sellers unless:

(i)	the Purchaser’s uses its right to Change of Repayment Date in accordance with Section 3.5; or

(ii)	payment is made within ten (10) banking days of the due date;

(b)	the Purchaser has become insolvent or a liquidator, administrator, receiver or similar officer is sought to be appointed or appointed for the Purchaser or for a substantial part of its property, or bankruptcy, reorganisation or other insolvency proceedings or other action for the relief of debtors have been instituted by or against the Purchaser. This sub-clause (b) shall not apply to any winding-up process which is frivolous or vexations.

(c)	the Purchaser has failed to pay when due any financial indebtedness from bank or other financial institution non-trade lender or investor, unless payment is made within ten (10) banking days from the due date (or another period of time agreed between the Purchaser and the relevant institution).

(d)	There is commenced against Purchaser in Finland any case, proceeding or action seeking attachment, execution or similar process against all or a substantial part of the assets of Purchaser.

4.2	At any time after an Event of Default has occurred and for as long such Event of Default has not been waived or remedied, the Sellers may declare that all parts of the Loan Amount, together with ant accrued interest and other amounts outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable. In addition, Sellers may file suit or exercise any other right or remedy provided in law or in equity in connection with a breach or default of this Agreement. Upon an Event of Default, in addition to interest accruing on the Loan Amount hereunder, the Purchaser shall be liable for reasonable and documented attorneys’ fees and costs incurred by the Sellers in enforcing this Agreement and collecting amounts due and payable hereunder. The failure by Sellers to exercise any right or remedy with respect to the declaration of any default or Event of Default shall not be deemed or construed to constitute a waiver by, or to preclude Sellers from exercising any right with respect to such default or Event of Default at a later date or with respect to any subsequent default or Event of Default by Purchaser.

5	WARRANTIES OF THE PURCHASER

The Purchaser warrants to the Sellers, as at the date of this Agreement, that the Purchaser has legal and corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and that this Agreement constitutes valid and binding obligations of the Purchaser in accordance with its terms and conditions, and that the Purchaser will have at the relevant repayment dates all funds or financing in place necessary to pay and deliver to the Sellers the payments as contemplated hereby.

6	REPRESENTATIVE OF THE SUBSIDIARY

The Subsidiary hereby agrees that the Parent Company shall, for all matters arising out of or relating to this Agreement, act on behalf of itself and on behalf of the Subsidiary and hereby confirms to the other Parties that the Parent Company has irrevocable power and authority to represent the Subsidiary and to act on its behalf in relation to all such matters, including but not limited to the right, on the Subsidiary’s behalf, to receive any payment, to designate bank accounts for payments and to receive any documentation, information or notices under this Agreement.

4 (7)

7	CONFIDENTIALITY

The Parties shall keep the contents of this Agreement, the transactions contemplated hereby and any negotiations or possible proceedings in relation hereto confidential and shall not disclose such contents, transactions, negotiations or proceedings to any third party, except as required by any applicable mandatory laws or stock exchange regulations.

8	MISCELLANEOUS

8.1	Notices

Any notices or other communication to or upon the other Party under this Agreement will be effective only if made in writing in English and delivered to the other Party to the address specified below or to such other address as specified by a Party to the other Parties in accordance with this Section 8.1. All notices and other communications will be deemed to have been received by the relevant Party upon confirmation of receipt or (a) on the on the third (3rd) business day after the day of mailing if sent by overnight courier or first class mail or (b) on the day of transmission if sent by fax or e-mail.

If to the Sellers:

Address included in Exhibit 16 of the Sale of Assets Agreement (or as amended thereunder)

If to the Purchaser:

Address included in Exhibit 16 of the Sale of Assets Agreement (or as amended thereunder),

always with a copy to the guarantor as follows:

Beneq Oy

Att. CEO

Ensimmäinen Savu 1, 01510 Vantaa, Finland

e-mail: sampo.ahonen@beneq.com

8.2	Interpretation

The fact that a Party has drafted or participated in drafting this Agreement or any provisions hereof shall not in any way affect the interpretation of this Agreement to the disadvantage of such Party. The headings and the table of contents of this Agreement are for convenience only and shall not affect the meaning or interpretation of the provisions of this Agreement.

8.3	Amendments and Waivers

Any amendment to or waiver of this Agreement shall be made in writing and signed by or on behalf of the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance with the Agreement. Any waiver of any of the terms of this Agreement by Sellers shall not be or be deemed to constitute a waiver of any other terms of this Agreement.

5 (7)

8.4	Assignment

No Party may, without the prior written consent of the other Parties, assign or otherwise transfer its rights or obligations under this Agreement.

8.5	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Finland excluding the application of its conflicts of law rules.

8.6	Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Finland Central Chamber of Commerce. The number of arbitrators shall be one (1). The Parties shall jointly appoint the arbitrator or, if they cannot agree within thirty (30) days, the sole arbitrator shall be appointed by the Arbitration Institute of the Finland Central Chamber of Commerce. The place of arbitration shall be Helsinki and the language of arbitration shall be English. The Parties acknowledge and agree that on the basis of this Section 8.6 the arbitrator shall not have jurisdiction over any dispute, controversy or claim arising out of or relating to the Sale of Assets Agreement.

8.7	Counterparts of Agreement

This Agreement has been executed in four (4) identical counterparts, one (1) for each Party and one for Beneq Oy as the guarantor. For the avoidance of any doubt, Sections 8.5-8.6 shall also apply in relation to Beneq Oy as the guarantor.

[Signature pages to follow]

6 (7)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the day and year first above written.

PLANAR SYSTEMS OY

By:	By:
Title:	Title:

PLANAR SYSTEMS, INC.

By:	By:
Title:	Title:

BENEQ PRODUCTS OY

By:	By:
Title:	Title:

We have received an original copy of this Agreement and hereby guarantee as for our debt under Finnish law (in Finnish: omavelkainen takaus) to the Sellers the payment obligations of our subsidiary Beneq Products Oy under this Agreement. Date and place as above.

BENEQ OY

By:	By:
Title:	Title:

7 (7)

Mutual Co-operation and Services Agreement

Dated 30 November 2012

Between

PLANAR SYSTEMS, INC.,

PLANAR SYSTEMS OY,

and

BENEQ PRODUCTS OY

MUTUAL CO-OPERATION AND SERVICES AGREEMENT

THIS MUTUAL CO-OPEARATION AND SERVICES AGREEMENT (this “Agreement”) is made this 30th day of November, 2012, by and between Planar Systems Oy, a corporation organized and existing under the laws of Finland, having its registered office in Olarinluoma 9, 02200 Espoo (the “Subsidiary”); Planar Systems, Inc., a corporation organized and existing under the laws of Oregon having its registered office in 1195 NW Compton Drive Beaverton, OR 97006 (USA) (the “Parent Company” and collectively with the Subsidiary, the “Sellers”); and Beneq Products Oy, a corporation organized and existing under the laws of Finland, having its registered office in Ensimmäinen savu, 01510 Vantaa, Finland (the “Purchaser”).

WHEREAS, the Sellers and the Purchaser have entered into a Sale of Assets Agreement of even date hereof (the “Purchase Agreement”), whereby Sellers have agreed to sell and the Purchaser has agreed to acquire the EL Business of Sellers pursuant to the terms of the Purchase Agreement (the “Transaction”); and

WHEREAS, in order to facilitate the orderly transfer of the EL Business in an effective manner, the Parties have agreed to provide certain services for the periods and on the terms and conditions set forth herein; and

WHEREAS, any capitalized term not otherwise defined in this Agreement shall have the meaning given such term in the Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and in the Purchase Agreement as well as other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	SERVICES

1.1 Transition Services to be Provided by Sellers. During the term of this Agreement, the Sellers shall provide to the Purchaser the following services: (a) the services relating to the support of operations and sales management in North America and in Asia described on schedule 1.1 (A) (“Operations & Sales Management Services”), and (b) the IT services relating to the 2-in-1, the Carve Out and IT Infrastructure Services described on Schedule 1.1 (B) (“IT Services”).

1.2 Transition Services to be Provided by the Purchaser. During the term of this Agreement, the Purchaser shall provide to the Sellers the following services: (a) the services relating to financial operations described on Schedule 1.2 (A) (“Financial Operations Services”), and (b) the services relating to IT infrastructure described on Schedule 1.1 (B) (“IT Services”) and (c) the services associated with providing office space to employees of the Sellers after the Closing as described on Schedule 1.2 (B) (“Real EstateServices”). Each of the services to be provided under Sections 1.1 and 1.2 are individually, a “Transition Service” and collectively, the “Transition Services”).

1.3 Period the Transition Services Will Be Provided. The Parties shall commence the performance of the Transition Services immediately upon the Closing, and, unless earlier terminated by the Purchaser or Sellers, at the case may be in accordance with Section 4.2, shall continue the performance in accordance with the Schedules.

1.4 Cooperation. The Purchaser, on the one hand, and the Sellers, on the other hand, shall cause their respective employees, and their respective Affiliates and their employees, to cooperate and coordinate with employees of the other Party and of the other party’s Affiliates, and shall take, or cause to be taken, all reasonably appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations for effective delivery of the Transition Services. The Parties acknowledge that the Transition Services described in the Schedules may not include all services that the Parties finally determine are desirable to receive from the other Party. Therefore, if within six (6) months from the Transfer Date, either Party identifies a service or services that they wish to have the other Party provide hereunder (“Additional Services”), the Party desiring Additional Services will provide the other Party with a written Additional Services request, which summarizes the nature of the Additional Services, scope and required duration. Upon such request, the Parties agree to hold a meeting within ten (10) business days from the date of the Additional Services request to discuss the matter in order to attempt to reach an agreement regarding a definition of the Additional Services and regarding the terms and conditions under which such Additional Services are to be provided including remuneration relating to such Additional Services to be received by the Party providing such services. In addition, each Party shall name a point of contact who shall be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of any Party’s obligations hereunder. For such purposes, the Sellers have designated Ryan Gray and the Purchaser has designated Sampo Ahonen.

1.5 Third Party Services. The Parties shall have the right to engage the services of independent contractors to deliver or assist them in delivering the Transition Services contemplated under this Agreement, in each case without the prior written approval of the other Party, provided, that the party engaging such independent services (a) will be liable for the costs of such contractors (including temporary employees) under the terms of this Agreement, (b) shall impose on such independent contractors the confidentiality obligations specified in this Agreement, (c) shall supervise the performance of such third parties to ensure that the Transition Services meet the requirements of this Agreement, and (d) shall remain wholly responsible for the performance of such contractors.

1.6 Provider Access. To the extent reasonably required for the performance of the Transition Services hereunder, the Parties shall provide access during normal business hours to the office space, plants, telecommunications and computer equipment and systems, and any other areas and equipment reasonably requested by such Party, provided that the Parties shall observe the applicable security policies that are communicated in advance of being granted such access.

1.7 Costs.

(a) The Purchaser shall pay the Sellers for Seller’s costs of providing the Operations & Sales Management Services as set forth on Schedule 1.1 (A) hereto and the IT Services as set forth in Schedule 1.1 (B).

(b) The Sellers shall pay the Purchaser for Purchaser’s costs of providing the Financial Operations Services as set forth on Schedule 1.2 (A) hereto, the IT Services as set forth in Schedule 1.1 (B) and the Real Estate Services as set forth in Schedule 1.2 (B).

(c) Within fifteen (15) days after each calendar month, each party shall provide the other Party with a written itemized statement of the costs reimbursable by such other Party in accordance with applicable Schedules, together with reasonable supporting documentation. Each such invoice shall be payable within thirty (30) days after its receipt by a Party. The Parties shall keep full and accurate books of account, records and copies of all documents relating to the costs reimbursable in accordance with the Schedules hereto and this section.

2.	CONFIDENTIALITY

2.1 Purchaser Confidential Information. The Purchaser may from time to time communicate to the Sellers, or the Sellers may otherwise retain or gain access to, certain confidential business or technical information with respect to the EL Business, the Purchaser’s operations, business plans or intellectual property after the date of this Agreement (the “Purchaser Confidential Information”). The Sellers shall not disclose, or permit the disclosure of, any Purchaser Confidential Information to any third party without the express prior written consent of the Purchaser. The Sellers shall use the Purchaser Confidential Information only for purposes of performing the Transition Services and shall not make any other use thereof without the express prior written consent of the Purchaser. Without limiting the generality of the foregoing, the Seller shall limit the use and disclosure of the Purchaser Confidential Information to those of its employees who need such information to perform the Transition Services, and the Seller shall ensure that each employee who has access to the Purchaser Confidential Information complies with the obligations set forth above.

2.2 Seller Confidential Information. The Sellers may from time to time communicate to the Purchaser, or the Purchaser may otherwise gain access to, certain confidential business or technical information with respect to the Seller’s operations, business plans or intellectual property (excluding , for the purposes of this Agreement, any information relating to the EL Business) after the date of this Agreement (the “Seller Confidential Information”). The Purchaser shall not disclose, or permit the disclosure of, any Seller Confidential Information to any third party without the express prior written consent of the Seller. The Purchaser shall use the Seller Confidential Information only for purposes of this Agreement and shall not make any other use thereof without the express prior written consent of the Seller. Without limiting the generality of the foregoing, the Purchaser shall limit the use and disclosure of the Seller Confidential Information to those of its employees who need such information for the purposes of this Agreement, and the Purchaser shall ensure that each employee who has access to the Seller Confidential Information complies with the obligations set forth above.

2.3 Confidentiality Exceptions. Notwithstanding the foregoing, the Purchaser Confidential Information and the Seller Confidential Information shall not include information which the receiving party can establish (a) to have been publicly known prior to disclosure of such information by the disclosing party to the receiving party, (b) to have become publicly known, without fault on the part of the receiving party, subsequent to disclosure of such information by the disclosing party to the receiving party or (c) to already be in the possession of, or separately developed by, the other party; provided, however, that nothing in this Agreement shall be deemed as limiting or diminishing in any manner the Seller’s confidentiality obligations under the Purchase Agreement.

2.4 Permitted Disclosures. The confidentiality obligations contained in this Section 2 shall not apply to the extent that the receiving party is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, provided the receiving party shall provide written notice thereof to the disclosing party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

3.	WARRANTY AND LIABILITY

3.1 Level of Services; Disclaimer of Warranties. Each of the Parties represents and warrant to the other Party as follows:

(a) The Parties shall perform the Transition Services in a reasonable and workmanlike manner. Without limiting the foregoing, unless otherwise agreed herein (or in the Schedules), the Transition Services provide by the Sellers shall be provided substantially at the same standard of care as provided prior to the Transfer Date.

(b) The Parties shall perform the Transition Services (i) in accordance with the terms and conditions of this Agreement, and (ii) in all material respects in compliance with all applicable laws, ordinances, regulations and orders applicable to performance of the Transition Services.

(c) EXCEPT FOR THOSE EXPRESSLY STATED ABOVE THE PARTIES EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES, REPRESENTATIONS AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, TO THE FULL EXTENT PERMISSIBLE, INCLUDING, BUT NOT LIMITED TO, AVAILABILITY, ACCURACY, COMPLETENESS, CORRECTNESS, RELIABILITY, WORKMANSHIP, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT WITH RESPECT TO THE SERVICES, GOODS OR PRODUCTS PROCURED, SUPPLIED OR FURNISHED IN CONNECTION HEREWITH.

3.2 Remedies.

(a) If any Transition Service fails to comply with the standards set forth in Section 3.1, and aggrieved Party shall notify the other Party of such failure, then the other Party shall correct the noncompliance (e.g., by reperformance of the applicable the Transition Service or otherwise) as promptly as practicable, but in any event within 30 days after the receipt of notice of such noncompliance through the employment of reasonable corrective measures.

(b) Neither Party shall be liable to the other party for its performance or failure to perform under this Agreement, except for liability arising from the willful misconduct or gross negligence of a Party (or the willful misconduct or gross negligence of such Party’s employees, agents and subcontractors) in performing its obligations under this Agreement. Neither Party shall be liable for any indirect, special, consequential or liquidated damages of any kind whatsoever arising out of or in connection with the breach of the terms hereof, even if either party had been advised, knew or should have known the possibility thereof including, but not limited to lost profits, lost business revenue and failure to realize expected savings.

4.	TERM AND TERMINATION

4.1 Term. Unless earlier terminated in accordance with Section 4.2 below, this Agreement shall be in effect from the Closing until the date on which the party is no longer obligated to provide any further Transition Services in accordance with the applicable schedule.

4.2 Termination.

(a) This Agreement may be terminated by a Party if the other Party has materially breached its obligations under this Agreement and if that Party has not cured such default within thirty (30) days following the date on which the other Party has given written notice specifying the facts constituting the default; or

(b) Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination, and the provisions of Sections 1.7(a) and (b), 2, 4.2 and 6 shall survive any such termination.

5.	ASSIGNMENT

This Agreement and the Parties’ respective rights and obligations hereunder may not be assigned by any Party without the prior written consent of the other Party. This Agreement shall inure to the benefit of and be binding upon any successors or permitted assigns of the Parties. Notwithstanding the above the Purchaser may assign any of its rights and obligations (or any part thereof) under this Agreement to any of its Affiliate at its sole discretion.

6.	MISCELLANEOUS

6.1 Notices. Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth in the introduction to this Agreement or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

6.2 Entire Agreement; Amendments. This Agreement, including any Schedules hereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings, written or oral, between the parties, or any of them, with regard to the subject matter hereof and thereof. This Agreement may not be amended, modified or waived orally, but only by an instrument in writing signed by an authorized representative of each of the Parties hereto.

6.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.4 Waiver. Waiver of any term or condition of this Agreement by any Party hereto shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or any other terms or conditions of this Agreement. No waiver shall be effective unless it is in writing signed by an authorized representative of the waiving Party.

6.5 No Third Party Beneficiaries. Subject to Section 5 nothing in this Agreement shall confer any rights or liabilities upon any Person that is not a party to this Agreement, except as expressly provided hereunder.

6.6 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Finland, excluding the conflict of law principles and the United Nations Convention for the International Sale of Goods

6.8 Waiver of Jury Trial / Arbitration. EACH OF THE PURCHASER AND THE SELLERS HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PURCHASER AND THE SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Finland Chamber of Commerce (“Rules”). The place of arbitration shall be Helsinki and the tribunal is composed on one (1) arbitrator appointed in accordance with the said Rules. The language of the arbitration shall be English.

6.9 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, and the exercise by a party of any one right or remedy hereunder will not preclude the exercise of any other right or remedy.

6.10 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.12 Insurance. Each Party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Mutual Co-Operation and Services Agreement as of the date and year first above written.

PLANAR SYSTEMS, INC.

By:
Name:
Title:

PLANAR SYSTEMS OY

By:
Name:
Title:

BENEQ PRODUCTS OY

By:
Name:
Title: